Exhibit 10.16

***Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

DATED 27 JANUARY 2023

The persons listed in Schedule 1 (Sellers’ details)

as Sellers

FiscalNote Holdings, Inc.

as Buyer

SALE AND PURCHASE AGREEMENT

for the sale and purchase of the entire issued share capital of Dragonfly Eye Limited

Contents

Clause	Name	Page

1	Definitions and interpretation	1
2	Sale and purchase	13
3	Consideration	14
4	Adjustments to Provisional Payment	15
5	Completion	16
6	Sellers’ warranties and covenants	18
7	Buyer warranties	19
8	Release of Claims and Cowen indemnity	19
9	Restricted Sellers’ covenants	20
10	Post-completion matters	21
11	Announcements and confidentiality	22
12	Assignment	23
13	Entire agreement	24
14	Non-recourse	24
15	Costs	25
16	Effect of termination	25
17	Payments	25
18	Effect of completion	29
19	Liability	29
20	Waiver	29
21	Third party rights	30
22	Variations	30
23	Invalidity	30
24	Sellers’ Representative	30
25	Communications	32
26	Service of process	33
27	Counterparts	34
28	Governing law and jurisdiction	34

Schedule	Name	Page

1	Sellers’ details	35
1	Part 1
1	Part 2
2	Details of the Group	36
2	Part 1 Details of the Company	36
2	Part 2 Details of other members of the Group	37
3	Completion formalities	38
3	Part 1 Sellers’ obligations	38
3	Part 2 Buyer’s obligations	40
4	Fundamental Warranties	42
4	Part 1 Corporate Seller Warranties	42
4	Part 2 Individual Seller Warranties	42
4	Part 3 FiscalNote Securities Warranties	43
5	Business Warranties	44
6	Seller protection provisions	66

7	Completion Statement	69
7	Part 1 Preparation of the Completion Statement	69
7	Part 2 Contents of the Completion Statement	69
7	Part 3 Pro forma Completion Statement	72
8	Earn-out	73
9	Appointment of Accountants	78
10	Buyer warranties	79
11	Option Holders’ details	81
12	Partly-Paid Shareholders’ details	82
13	TRAG Loan Shareholder’s details	83
14	U.S. Non-Accredited Investors	84
15	EV-Equity Bridge	85

Execution Pages

Documents in agreed form

Announcement

Board resolutions of the Buyer

Consent letters of proposed new directors of the Group

Cowen Release Letter

Credit Facility Cancellation Letter

Data Room Index

Employee Bonus Agreements

Funds Flow

Intellectual Property Assignment

Powers of attorney

Resignations of directors and secretary

Tax Deed

Transitional Services Agreement

i

DATED        2023

PARTIES

(1)	The persons whose names and addresses are set out in column 1 of Schedule 1 (Sellers’ details) (each a “Seller” and, together, the “Sellers”); and

(2)	FiscalNote Holdings, Inc., a Delaware corporation whose registered office is at 1201 Pennsylvania Ave. NW, 6th Fl., Washington, D.C. 20004 USA (the “Buyer”),

each a “party” and, together, the “parties”.

BACKGROUND

(A)	The Sellers have agreed to sell, and the Buyer has agreed to buy, the Shares, in each case on the terms of this Agreement.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Accountants” means an independent firm of chartered accountants appointed in accordance with the provisions of Schedule 9 (Appointment of Accountants ).

“Accounts” means the audited financial statements of the Company for the accounting period ended on the Accounts Date and the related notes as required by law and applicable accounting standards (copies of which are included in the Data Room at document 02.01.01).

“Accounts Date” means 31 December 2021.

“Actual Knowledge” means the actual knowledge (which for the avoidance of doubt shall exclude constructive or imputed knowledge) of information, facts, matters or circumstances which [***] each independently have, following their: i) review of the legal due diligence report prepared by the Buyer’s Solicitors; and ii) consultation with BDO LLP in relation to Tax, only, but only to the extent that any of such persons were actually aware at such time that the facts, matters or circumstances would entitle or would reasonably be expected to entitle the Buyer to make a claim for breach of a Business Warranty.

“Adjustment Date” means the date that is 10 Business Days after the date on which the Completion Statement is agreed or determined in accordance with Schedule 7 (Completion Statement ), or any other date agreed by the parties in writing.

“Associate” means:

(a)	in relation to an individual:

(i)	a “relative”, that is that individual’s children or remoter issue, step-child, brother, sister, parent, grandparent, spouse or civil partner; and

(ii)

an undertaking which is controlled (within the meaning given in section 1124 of the Corporation Tax Act 2010) by that individual or a relative (as defined in paragraph (i) above) of that individual, or by two or more of them; and

(b)

in relation to an undertaking, that undertaking and its subsidiary undertakings and parent undertakings and all subsidiary undertakings of any such parent undertakings and where any parent undertaking is a fund, any investment adviser to, fund manager or general partner of such fund.

“Business Day” means:

(a)	for receiving a notice under Clause 25 (Communications ), a day (other than a Saturday or Sunday) on which the clearing banks are open for business in the place where the notice is received; and

(b)	for all other purposes, a day (other than a Saturday or Sunday) on which the clearing banks are open for business in the City of London and in New York City, USA.

“Business Warranties” means the warranties contained in Schedule 5 (Business Warranties ).

“Buyer’s Group” means the Buyer, its subsidiary undertakings and parent undertakings and all subsidiary undertakings of any such parent undertakings, in each case from time to time (including from Completion each Group Company).

“Buyer’s Solicitors” means Womble Bond Dickinson (UK) LLP.

“Cash” means the aggregate amount of cash and cash equivalents held by or for the Group in hand, in transit or with banks or financial institutions or payment service providers including Pleo and Stripe.

“Claim” means any claim under or in connection with any Warranty, any provision of the Tax Deed or Clause 8.4.

“Company” means Dragonfly Eye Limited, a company incorporated in England with registered number 12144978 whose registered office is at 3 More London Riverside, London, United Kingdom, SE1 2AQ.

“Completion” means completion of the purchase of the Shares in accordance with Clause 4.4.

“Completion Statement” means the statement prepared and agreed or determined in accordance with Schedule 7 (Completion Statement ) to determine Net Debt and Working Capital.

“Completion Stock” has the meaning given to it in Clause 3.4(b).

“Consideration” has the meaning given to it in Clause 3.1.

“controller”, “data subject”, “personal data breach”, “processor”, “processing” (and processes or process shall be construed accordingly) shall each have the meaning given to it in the Data Protection Laws.

“Corporate Sellers” means those Sellers who are companies (and not individuals/natural persons) as set out in Schedule 1.

“Cowen” means Cowen Execution Services Limited.

“Cowen Engagement Letter” means the engagement agreement dated 26 April 2022 between the Company and Cowen.

“Cowen Release Letter” means release in respect of the Cowen Engagement Letter.

“Credit Facility” means the credit facility agreement dated 2 August 2022 entered into between TRAG (as lender) and the Company (as borrower), as amended from time to time.

“Credit Facility Cancellation Letter” means the letter from the Company (as borrower) to TRAG (as lender) in the agreed form to be entered into on Completion terminating the Credit Facility.

“Credit Facility Debt Amount” means the aggregate amount owed by the Company (as borrower) to TRAG (as lender), pursuant to the Credit Facility, on Completion (whether principal or interest, together with all fees, costs and expenses payable in connection with the repayment of such principal and/or interest), being £[***].

“Data Protection Laws” means all law relating to data protection or privacy from time to time in force, including (to the extent applicable):

(a)	the GDPR and all related national laws and regulations, including the UK Data Protection Act 2018; and

(b)	the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 and all other national laws and regulations implementing European Directive 2002/58/EC.

“Data Room” means the online data room hosted by Ansarada in respect of Project [***] as at the date of this Agreement, the index of which is listed in the Data Room Index and a copy of which are included in the Data Room Digital Archive delivered on Completion.

“Data Room Digital Archive” means a secure file transfer link, or other device, containing the documents of the Data Room as listed in the Data Room Index.

“Data Room Index” means the index of the contents of the Data Room.

“Debt” means in relation to the Group, the aggregate amount of (and without double counting or duplication in respect of any items within Working Capital):

(a)	the Credit Facility Debt Amount;

(b)	Transaction Expenses;

(c)	money borrowed from any bank or financial institutions, and all interest, fees and premiums and penalties and other costs and expenses with respect to any of the foregoing;

(d)	indebtedness evidenced by bonds, notes, debentures, or similar instruments;

(e)	indebtedness under any hire purchase agreement or finance lease (whether for land, machinery, equipment or otherwise) which is a liability under U.S GAAP;

(f)	the amount of corporation tax liability of a Group Company for the period up to the date of Completion;

(g)	any bonuses paid or payable by the Group in respect of the sale of the Shares; and

(h)

any amounts owed by the Group to, TRAG, to any Seller or any entity Controlled by the Sellers or to any director or officer of a Group Company to the extent not discharged or settled on Completion and excluding to the extent contained in Working Capital any amounts owed by the Group to: (i) TRAG under or pursuant to the Shared Services Agreement or the Transitional Services Agreement; or (ii) any Seller, director or office in respect of any salary and other contractual benefits (including without limitation, any holiday entitlement) in connection with their employment or consultancy arrangements with the Company,

(i)

excluding at all times ordinary trade credit, and in each case as at the Completion Date and shown in the Completion Statement, in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques specified in Schedule 7 (Completion Statement ).

“Disclosed” means disclosed in or pursuant to, or incorporated by reference in, the Disclosure Letter, in each case with sufficient detail to enable a reasonable buyer to identify the nature and scope of the matter disclosed.

“Disclosed Schemes” means:

(a)	group personal pension scheme with Aegon, the documents for which have been Disclosed in the Disclosure Letter;

(b)	US 401k scheme; and

(c)	Singapore company pension scheme (CPF).

“Disclosure Letter” means the letter dated the same date as this Agreement (including any schedules and annexures to the letter) from the Warrantors to the Buyer relating to the Business Warranties given by the Warrantors in this Agreement.

“Distribution Compliance Period” has the same meaning given to it under Rule 903(b)(iii)(A) of Regulation S.

“Earn-out Consideration” means the aggregate amount calculated and payable in accordance with Schedule 8 (Earn-out ).

“Earn-out Stock” has the meaning given in paragraph 52(a) of Schedule 8.

“Employee” means any person employed by the Group under a contract of employment at the date of this Agreement.

“Employee Bonus Agreements” means the bonus agreements between the Company and the relevant Employees in the agreed form.

“Encumbrance” means any interest or equity of any person (including any right to acquire, right of first refusal, right of pre-emption or option) or any mortgage, charge (whether fixed or floating, legal or equitable), security interest, lien, pledge, assignment, debenture, hypothecation, title retention, retention arrangement, restriction, third party right or interest, right of set-off or other security however created and whether relating to existing or future assets or any agreement or commitment to create any of these things.

“EU GDPR” means the EU General Data Protection Regulation (EU) 2016/679.

“EV-Equity Bridge” means the schedule calculating the Target Net Debt, the Target Net Working Capital and the Provisional Payment as set out in Schedule 15 (EV-Equity Bridge ).

“Excess” has the meaning given in Clause 4.3(a).

“Expiry Date” means:

(a)	in relation to any claim under Clause 2.1, or any claim for breach of any Fundamental Warranty, the seventh anniversary of Completion;

(b)	in relation to any claim under Clause 8.4 or any claim for breach of the Business Warranties or a Tax Claim, the date falling 18 months after Completion; and

(c)	in relation to any other claim (other than a claim for a breach of Clause 9 (Restricted Sellers’ covenants )), the second anniversary of Completion.

“FiscalNote Common Stock” means Class A Common Stock, par value $0.0001 per share, of FiscalNote Holdings, Inc., and stock of any other class of securities into which such securities may hereafter be reclassified or changed into (and, save where the context otherwise provides, includes the Completion Stock and any Earn-out Stock that is issued from time to time).

“FiscalNote Security Holders” means the holders of the FiscalNote Securities from time to time.

“FiscalNote Security(ies)” means the Promissory Notes and the FiscalNote Common Stock.

“Foreign Security Holder” means any person who is not a U.S. Person.

“Fundamental Warranties” means the warranties contained in Schedule 4 (Fundamental Warranties ).

“Funds Flow” means the Completion funds flow in the agreed form.

“GDPR” means the EU GDPR and the UK GDPR (as applicable).

“Group” means the Company and the Subsidiaries and “Group Company” means any one of them.

“Group IPR” means all Intellectual Property Rights which are owned by, or used, exploited or required by, any Group Company in connection with its business.

“Health and Safety Laws” means any and all Laws concerning health and safety matters which are applicable to the Group.

“Immigration Rules” means the collection of immigration rules, legislation and guidance as published and updated by the UK Government Home Office from time to time.

“Individual Sellers” means those Sellers who are individuals (and not companies), as set out in Schedule 1.

“Initial Consideration” means the Consideration calculated and payable in accordance with Clause 3.1(a).

“Intellectual Property Assignment” means the assignment of Intellectual Property Rights from TRAG (as assignor) to the Company (as assignee) in the agreed form assigning all Intellectual Property Rights necessary for the purpose of carrying on the Company’s Business and to be entered into on Completion.

“Intellectual Property Rights” means patents, application for patents, rights to inventions, copyright and related rights, trade marks and service marks, trade names and domain names, trade secrets, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world (each an Intellectual Property Right).

“IPR Licences” means the licences, agreements, authorisations and permissions under which any Group Company makes use of the Licensed IPR.

“IT Contracts” means any agreements, licences or other contractual arrangements with third parties relating to the use, access or provision of IT Systems or IT Services.

“IT Services” means any services relating to the IT Systems or to any other aspect of the Group’s data processing or other technology requirements, including software or database development, support or maintenance, consultancy, source code deposit, hosting, back-up, recovery and network services, facilities management or hardware support or maintenance.

“IT Systems” means all computer programs (in both source and object code form), mobile applications, data and databases, computer hardware and peripherals, mobile devices, telecommunications and network equipment used, licenced or leased by the Group and material to the operation of its business, and all associated user and technical manuals.

“Law” means all forms of law, whether civil, criminal or administrative, including all legislation (primary and secondary), statutes and subordinate legislation, regulations, orders and ordinances, codes of practice, circulars, guidance notes and the like, local laws and judgments, notices, orders, directions, instructions or awards, instruments, by-laws and other measures or decisions having the force of law, conventions and other agreements between states, or between states and any supranational bodies, rules of common law, customary law and equity and all civil and other codes, judgments and decisions having force of law and all other laws of, or having effect in, any jurisdiction from time to time.

“Licensed IPR” means all Intellectual Property Rights licensed (in writing or otherwise) to a Group Company for the use made by such Group Company in relation to its business.

“Losses” means all claims, demands, actions, awards, judgments, settlements, costs, expenses, liabilities, damages and losses (including all interest, fines, penalties, management time and legal and other professional costs and expenses).

“Management Accounts” means the monthly management accounts of the Group for the period from the Accounts Date to 30 June 2022 (copies of which are included in the Data Room at pages 16, 17, 28 and 29 of document 02.02.05 but excluding all and any references to business plan and forecasts in such pages which references, business plan and forecasts are not part of such monthly management accounts of the Group and are not included in this definition of Management Accounts).

“Material Contracts” means the agreements entered into with a Material Customer or Material Supplier which remain to be performed (in whole or in part) as at the date of this Agreement and each a “Material Contract”.

“Material Customer” means a customer who has entered into a binding written agreement under which payments in excess of £[***] in aggregate (in respect of the supply of services by the Group) have been made to the Group over the 12 month period ending on the date of this Agreement.

“Material Supplier” means a supplier who has entered into a binding written agreement under which payments in excess of £[***] in aggregate (in respect of the supply of services to the Group) have been made by the Group over the 12 month period ending on the date of this Agreement.

“NDA” means the confidentiality agreement dated 24 September 2022 and made between the Company and FiscalNote, Inc..

“Net Debt” means the net debt of the Group as determined in accordance with Schedule 7 (Completion Statement).

“Non-Party” has the meaning given in Clause 14.2.

“Office Agreement” means the Serviced Office Space Agreement and the Washington Office Service Agreement.

“Option Exercise Price” means the amount stated opposite the Option Holder’s name in column (4) of Schedule 11 (Option Holders’ details ).

“Option Exercise Tax” means, in respect of an Option Holder, any income tax, primary class 1 (employee) National Insurance Contributions and secondary class 1 (employer) national insurance contributions which the Company is obliged to account for to HM Revenue & Customs through the PAYE system in respect of the exercise of the Options.

“Option Holders” means those Sellers identified as such in Schedule 11 (Option Holders’ details ).

“Options” means the options granted by the Company to the Option Holders as set out in column (2) of Schedule 11 (Option Holders’ details ).

“Owned IPR” means all Intellectual Property Rights owned by the Company.

“Partly-Paid Shareholders” means those Sellers identified as such in Schedule 12 (Partly-Paid Shareholders’ details ).

“Partly-Paid Shares” means those of the Shares of the Partly-Paid Shareholders identified as such in Schedule 12 (Partly-Paid Shareholders’ details ).

“Payee” has the meaning given in Clause 17.4.

“Payment Direction Letter” means the payment direction letter, in the agreed form, to be entered into between (1) TRAG; (2) the TRAG Loan Shareholder; (3) the Buyer; and (4) the Company directing certain payments to TRAG on behalf of (i) the TRAG Loan Shareholder (in relation to the TRAG Loans) and (ii) the Company (in relation to the Credit Facility and those of the Transaction Expenses described at paragraph 3(b)(iii) of Schedule 3, 0 (Buyer’s obligations )) to the Sellers’ Solicitors’ Account in full and final settlement of such sums due.

“Premises” means:

(a)

the office facilities in London at TRAG’s premises made available to TRAG as described in documents 11.02.01 and 11.02.02 of the Data Room and made available to the Company by TRAG pursuant to the Shared Services Agreement;

(b)	the Singapore Office; and

(c)	the Washington Office.

“Promissory Notes” means the promissory note, in the agreed form, issued by the Buyer on Completion in accordance with Clause 3.4 and paragraph 3(a)(v) of Schedule 3, 0 (Buyer’s obligations ).

“Provisional Payment” means £[***], being the sum payable by the Buyer in accordance with Clause 3.1 and due on Completion on account of the Initial Consideration in accordance with Clause 3.4.

“Purchaser Representative” means purchaser representative as defined under Regulation D of the Securities Act.

“Regulation S” means Regulation S under the Securities Act.

“Relevant Accounting Standards” means Financial Reporting Standard 102 issued by the Accounting Council.

“Relevant Authority” means any government, government department or governmental, quasi-governmental, supranational, federal, statutory, administrative, regulatory, self-regulatory or investigative body, authority, court, tribunal, stock exchange, trade agency, or professional association in any jurisdiction.

“Restricted Sellers” means [***].

“Rule 144 Trigger Date” means 2 August 2023.

“Securities Act” means the Securities Act 1933 (USA).

“Seller’s Consideration” has the meaning given in Clause 3.3.

“Seller’s Proportion” has the meaning given in Clause 3.3.

“Sellers’ Representative” has the meaning given in Clause 24 (Sellers’ Representative ).

“Sellers’ Representative’s Bank Account” means: [***]

“Sellers’ Solicitors” means Bryan Cave Leighton Paisner LLP, Governor’s House, 5 Laurence Pountney Hill, London, EC4R 0BR.

“Sellers’ Solicitors’ Account” means: [***]

“Serviced Office Space Agreement” means the serviced office space agreement relating to the Singapore Office and entered into between Dragonfly Eye Pte. Ltd and Regus dated 17 June 2021.

“Shared Services Agreement” means the shared services agreement entered into between the Company and TRAG dated 8 July 2021 (a copy of which is included in the Data Room at document 01.08.01).

“Shares” means 8,453,142 A ordinary shares of £0.01 each in the capital of the Company and two B ordinary shares of £0.01 each in the capital of the Company, together comprising the entire issued share capital of the Company.

“Shortfall” has the meaning given in Clause 4.3(b).

“Singapore Office” means the serviced office space occupied by Dragonfly Eye Pte. Ltd in Singapore pursuant to the Serviced Office Space Agreement as described in folder 11.02.05 of the Data Room.

“SOZO Confirmatory Assignments” means the assignment of Intellectual Property Rights by SOZO Design Limited to Dragonfly Eye Pte Ltd. as included at document 07.02.03 of the Data Room and the SOZO IPR Assignment.

“SOZO IPR Assignment” means the assignment of Intellectual Property Rights by SOZO Design Ltd to the Company dated 25 January 2023.

“Standard Terms” means each Group Company’s standard terms and conditions of sale and purchase.

“Subsidiaries” means the companies listed in Schedule 2, Part 2 (Details of other members of the Group ) and “Subsidiary” means any one of them.

“Surviving Provisions” means Clause 1 (Definitions and interpretation), Clause 8 (Release of Claims ), Clause 10 (Post-completion matters), Clause 11 (Announcements and confidentiality ), Clause 12 (Assignment), Clause 14 (Non-recourse), and Clause 20 (Waiver).

“Target Net Debt” means (£[***]), where the negative sign means the position is net cash, being the parties’ estimate of the Net Debt of the Group as at the time immediately before Completion, as shown in the EV-Equity Bridge.

“Target Working Capital” means (£[***]), being the parties’ estimate of the Working Capital of the Group as at the time immediately before Completion, as shown in the EV-Equity Bridge.

“Tax” has the meaning given to it in the Tax Deed.

“Tax Authority” has the meaning given to it in the Tax Deed.

“Tax Claim” means any claim for breach of the Tax Warranties and/or any claim under the Tax Deed.

“Tax Deed” means the deed in the agreed form relating to Tax.

“Tax Warranties” means the warranties set out under paragraph 31 (Tax ) of Schedule 5 (Business Warranties ).

“TRAG” means The Risk Advisory Group Limited, a company incorporated in England with registered number 03447271 whose registered office is at 3 More London Riverside, London, SE1 2AQ.

“TRAG Loan Repayment Amount” means the amount stated opposite the TRAG Loan Shareholder’s name in column (3) of Schedule 13 (TRAG Loan Shareholder’s details ).

“TRAG Loan Shareholder” mean that Seller identified as such in Schedule 13 (TRAG Loan Shareholder’s details ).

“TRAG Loans” means those loans of the TRAG Loan Shareholder identified in Schedule 13 (TRAG Loan Shareholder’s details ).

“Transaction” means the transaction contemplated by this Agreement (or any part of that transaction).

“Transaction Documents” means this Agreement and the documents entered in connection with it and each is a “Transaction Document”.

“Transaction Expenses” means, without duplication, the aggregate amount of all outstanding (i) fees and expenses incurred by the Group at or prior to Completion in connection with the preparation, negotiation and execution of the Transaction Documents, and the performance and consummation of the transactions contemplated thereby (ii) all corporate finance, brokers’ or finders’ fees payable by the Company, (iii) fees and expenses of the Sellers’ Solicitors, other legal counsel, advisors, consultants, investment bankers, accountants, auditors and experts of the Company, and (iv) severance obligations owed by the Company to employees, agents and consultants of and to the Company triggered as a result of the transactions contemplated by this Agreement, other than by any action or omission of the Buyer or the Group after Completion.

“Transaction Party” has the meaning given in Clause 14.1.

“Transitional Services Agreement” means the transitional services agreement to be entered into between the Company and TRAG on Completion.

“UK GDPR” means the EU GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019.

“Unpaid Share Amount” means the amount stated opposite the Partly-Paid Shareholders’ names in column (3) of Schedule 12 (Partly-Paid Shareholders’ details ).

“U.S. GAAP” means all generally accepted accounting principles applicable in the United States of America in effect from time to time applied in a manner consistent with the accounting principles, policies, practices, classifications and methodologies applied by management of FiscalNote Holdings, Inc. to the preparation of the audited financial statements of FiscalNote Holdings, Inc. and its consolidated subsidiaries provided that application is in compliance with U.S. GAAP.

“U.S. Non-Accredited Investors” those persons listed in Schedule 14 (U.S. Non-Accredited Investors ), being U.S. residents at the Completion Date and who are not an “accredited investor” for the purposes of the Securities Act.

“U.S. Person” shall have the same meaning given to it in Regulation S.

“VAT” means value added tax as provided for in VATA, and any tax imposed in substitution for it.

“VATA” means the Value Added Tax Act 1994.

“VWAP” has the meaning given to it in the Promissory Notes.

“Warranties” means the warranties contained in Schedule 4 (Fundamental Warranties ) and Schedule 5 (Business Warranties ).

“Warrantors” means [***].

“Washington Office” means the serviced office space in Washington occupied pursuant to the Washington Office Service Agreement.

“Washington Office Service Agreement” means the Office Service Agreement dated 11 August 2021 as included at document 11.02.03 of the Data Room.

“Worker” means any person who is not an Employee and personally performs work for any Group Company but who is not in business on their own account or in a client/customer relationship.

“Working Capital” means the working capital of the Group as determined in accordance with Schedule 7 (Completion Statement ).

1.2	In this Agreement, unless otherwise stated:

(a)	reference to this Agreement is to this agreement as varied, supplemented, novated or replaced from time to time;

(b)	reference to a document or a provision of a document is to that document or provision as varied, supplemented, novated or replaced from time to time;

(c)

reference to a document being in “agreed form” is to that document in the form approved and for identification purposes signed or initialled by or on behalf of the parties or otherwise agreed in writing (including by email) by them or on their behalf by their respective solicitors;

(d)	reference to a statute or statutory provision includes a reference to:

(i)	any statutory amendment, consolidation or re-enactment of it to the extent in force at the date of this Agreement;

(ii)

all orders, regulations, instruments or other subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) made under it to the extent in force at the date of this Agreement; and

(iii)	any statute or statutory provision of which it is an amendment, consolidation or re-enactment,

except to the extent that any amendment, consolidation or re-enactment, statutory instruments, subordinate legislation or order coming into force after the date of this Agreement would increase or extend the liability of a party under this Agreement;

(e)

references to a statutory provision or to a legal or accounting principle applying under English law shall be treated as including references to the nearest corresponding provision or principle in the local jurisdiction;

(f)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(g)

references to a governmental, regulatory or administrative authority or other body or agency in the United Kingdom shall be treated, in respect of any jurisdiction other than England, as including references to the nearest equivalent governmental, regulatory or administrative authority or other body or agency in that jurisdiction;

(h)	reference to a party is to a party to this Agreement and includes a reference to that party’s successors and permitted assignees;

(i)	reference to:

(i)

a person includes a legal or natural person, partnership, trust, company (of any form), corporation, government or local authority department or other body, organisation or association (whether corporate or unincorporate);

(ii)

a governmental, regulatory or administrative authority or other agency or body shall include its successors and any substituted body and, where it ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed, means the agency or body which performs most closely the functions of that authority, agency or body;

(iii)	an individual includes, where appropriate, his personal representatives;

(iv)	the singular includes the plural and vice versa; and

(v)	one gender includes all genders;

(j)	a Clause or Schedule is to a Clause of or Schedule to this Agreement and any reference to this Agreement includes its Schedules;

(k)

the terms “financial year”, “parent undertaking”, “subsidiary undertaking” and “undertaking” (and, unless the context otherwise requires, other terms used in this Agreement that are defined in the Companies Act 2006) shall be interpreted in accordance with the Companies Act 2006;

(l)	the term “connected person” has the meaning given to it in section 1122 of the Corporation Tax Act 2010 and any references to persons being “connected” shall have a corresponding meaning;

(m)	subject to Clause 25.4, reference to the time of day is to the time in London, United Kingdom;

(n)	the interpretation of general words shall not be restricted by words indicating a particular class or particular examples and “including” means “including without limitation”;

(o)	the terms “to the extent that” and “if and to the extent that” both mean “if and then only in so far as”; and

(p)	the headings in this Agreement are for ease of reference only and are to be ignored when interpreting this Agreement.

1.3	In the Warranties:

(a)	references to ‘material’ or ‘materially’ (or any similar expression) shall be construed as a reference to materiality in the context of the business of the Group as a whole;

(b)

references to a law, regulation, statute, authority or order of the United Kingdom shall be treated, in respect of any jurisdiction other than England, as including references to the nearest equivalent law, regulation, statute or order in that jurisdiction; and

(c)

references to any notice, allegation, claim, request or other communication having been received by the Group shall be construed as a reference to a communication received in writing (including e-mail).

2	SALE AND PURCHASE

2.1

Each Seller shall sell with full title guarantee and free from all Encumbrances, and the Buyer shall purchase, those Shares set opposite that Seller’s name in Schedule 1 (Sellers’ details) with all rights attaching to them at Completion.

2.2

Each Seller waives all rights of pre-emption over any of the Shares owned by it and listed in Schedule 1 (Sellers’ details) conferred upon it by the articles of association of the Company or in any other way.

2.3

The Shares will be sold with all rights attaching or accruing to them on and from the date of this Agreement (including the right to receive all dividends or distributions declared or payable in respect of them on or after the date of this Agreement).

2.4	None of the Buyer and the Sellers is obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

3	CONSIDERATION

3.1	The total aggregate consideration payable by the Buyer for the Shares is an amount equal to the aggregate of:

(a)	the Initial Consideration, being an amount equal to the Provisional Payment as adjusted in accordance with the provisions of Clause 4 (Adjustments to Provisional Payment ); and

(b)	the Earn-out Consideration (if any),

(the “Consideration”).

3.2

The Consideration shall be calculated and paid in accordance with Clause 3 (Consideration ) and Clause 4 (Adjustments to Provisional Payment ) and Schedule 3 (Completion formalities), Schedule 7 (Completion Statement ), and Schedule 8 (Earn-out ) .

3.3

The proportion of the Provisional Payment, to which each Seller is entitled (that “Seller’s Proportion”) shall be the proportion set out in column (7) of Schedule 1 (Sellers’ details) being that proportion which the amount set opposite his/her/its name in column (3) of Schedule 1 (Sellers’ details) bears to the total Provisional Payment (and each Seller shall be entitled to the Seller’s Proportion of the total Consideration (being the “Seller’s Consideration”)).

3.4	The Buyer shall pay or otherwise satisfy the Provisional Payment on Completion in accordance with Schedule 3 (Completion formalities) as follows:

(a)	£[***] to be paid in cash to the Sellers apportioned between the Sellers as set out in opposite their respective names in column (4) of Schedule 1 (Sellers’ details);

(b)

£[***] to be satisfied by the issue of the FiscalNote Common Stock at an agreed value of £5 per FiscalNote Common Stock, to the Sellers between the Sellers as set out opposite their respective names in column (5) of Schedule 1 (Sellers’ details) (the “Completion Stock”); and

(c)	£[***] to be satisfied by the issue of the Promissory Notes to the Sellers between the Sellers as set out opposite their respective names in column (6) of Schedule 1 (Sellers’ details).

3.5

The FiscalNote Common Stock shall be credited as fully paid, non-assessable and issued on terms that they rank equally in all respects with the other shares of that class of the Buyer in issue at the date of allotment.

3.6

On or before the Adjustment Date, any payments required in accordance with Clause 4 (Adjustments to Provisional Payment ) shall be paid by either the Sellers to the Buyer, or the Buyer to the Sellers as the context provides in accordance with Clause 4 (Adjustments to Provisional Payment ).

3.7	The Buyer shall pay the Earn-out Consideration (if any) to the Sellers in accordance with Schedule 8 (Earn-out ).

3.8

Each Seller confirms to the Buyer that they agree to the applicable Seller’s Proportion of the Consideration (or any part thereof) as set out in Clause 3.4 and Schedule 3 (Completion formalities ) and, notwithstanding the terms of the Company’s articles of association or any other agreement or arrangement as between themselves (or any of them) or with the Company in respect of any sums payable in respect of the Shares, hereby waive and release any and all claims they might have against the Buyer or any member of Group in respect of the allocation of the Consideration between the Sellers in accordance with this Agreement.

4	ADJUSTMENTS TO PROVISIONAL PAYMENT

4.1	The parties acknowledge that the Provisional Payment is calculated on the basis of the Target Net Debt and Target Working Capital.

4.2	The Initial Consideration shall be subject to adjustment as follows:

(a)	if Net Debt is more than Target Net Debt, the Initial Consideration shall be reduced by an amount equal to the excess;

(b)	if Net Debt is less than Target Net Debt, the Initial Consideration shall be increased by an amount equal to the deficit;

(c)	if Working Capital is less than Target Working Capital, the Initial Consideration shall be reduced by an amount equal to the deficit (subject to Clause 4.4); or

(d)	if Working Capital is greater than Target Working Capital, the Initial Consideration shall be increased by an amount equal to the excess (subject to Clause 4.4).

4.3	Subject to Clause 4.4, following Completion, the Completion Statement shall be prepared and agreed or determined in accordance with Schedule 7 (Completion Statement ):

(a)

if the Initial Consideration exceeds the Provisional Payment, the Buyer shall pay to the Sellers an amount equal to the excess (the “Excess”) in accordance with Clause 17.6 by transferring the Excess by means of immediately available electronic funds transfer to the Sellers’ Solicitors’ Account; or

(b)

if the Initial Consideration is less than the Provisional Payment (“Shortfall”), the Buyer shall be entitled to cancel or set-off the FiscalNote Security in accordance with their terms and Clause17.3(a) in an amount equal to the Shortfall, in either case on or before the Adjustment Date, and so that the proportion of the Excess to which each Seller is entitled, or the Shortfall (as the case may be) for which each Seller is liable, shall be that Seller’s Proportion.

4.4

No adjustment shall be made to the Initial Consideration pursuant to Clause 4.3 until such Excess or Shortfall, as the case may be, is greater than £[***] but in such event the whole of the amount equal to the Excess or Shortfall, as the case may be, shall be reflected in any adjustment made to the Initial Consideration pursuant to Clause 4.3 and not just the amount in excess of such figure.

4.5	FiscalNote Security

4.5.1	References in this Agreement to the cancellation, redemption or set-off of any FiscalNote Security shall mean:

(a)	in the event that the FiscalNote Security is held as Promissory Notes, the cancellation of such notes in accordance with their terms; or

(b)

in the event that the relevant Promissory Note(s) have been converted into FiscalNote Common Stock or where the FiscalNote Security is the Completion Stock, the cancellation or repurchase of any such FiscalNote Common Stock, in each case in accordance with Clauses 17.10 to 17.13 and any such cancellation, set-off or redemption shall, where the claim is made under Clause 8.4 or relates to a breach of the Business Warranties or a Tax Claim or non-payment by the Sellers of the Shortfall under Clause 4.3, be pro-rated across all FiscalNote Security Holders in accordance Clauses 17.10 to 17.13.

4.5.2

Each of the FiscalNote Security Holders hereby waives and releases the Company and the Buyer from any claims that they might have in relation to the cancellation, redemption or set-off of any FiscalNote Security as a form of recourse of the Buyer under: (1) the terms of this Agreement; (2) the contribution to the settlement of any liabilities in accordance with Clause 17.2(b); and (3) in meeting the Shortfall, in each case notwithstanding:

(a)	any other provision of this Agreement (including Clause 4.5.3) relating to the Sellers’ Proportion of the Consideration;

(b)

where the claim is made under Clause 8.4 or relates to a breach of the Business Warranties or a Tax Claim or non-payment by the Sellers of the Shortfall, the liability to the Buyer that results in any such cancellation, redemption or set-off may not have been caused by a breach by the underlying FiscalNote Security Holder; and/or

(c)	the pro-rating of any claim by the Buyer as between them in accordance with Clauses 17.10 to 17.13.

4.5.3

Each of the FiscalNote Security Holders hereby severally undertakes to the Buyer that, without the prior written consent of the Buyer (which shall not be unreasonably delayed or withheld) they shall not sell, trade, transfer, encumber or otherwise deal with the Completion Stock in any way prior to the Rule 144 Trigger Date relating to that Completion Stock other than as required by any of the Transaction Documents.

4.5.4

The Sellers hereby severally agree and acknowledge that for those Sellers who are U.S. Non-Accredited Investors, such Sellers will not be entitled to receive any FiscalNote Security and that Seller will receive a cash equivalent in lieu of and equal to the value of the Completion Stock and Promissory Notes.

5	COMPLETION

Options

5.1	Each Option Holder:

(a)

acknowledges his or her obligation to pay to the Company an amount equal to the aggregate of the Option Exercise Price and the Option Exercise Tax due from such Option Holder in respect of the exercise of his or her Options which shall be satisfied as set out below;

(b)

acknowledges and agrees that an amount equal to the Option Exercise Price due from such Option Holder shall be deducted by the Buyer from that part of the Provisional Payment which is payable to such Option Holder at Completion and applied in accordance with Clause 5.2(a); and

(c)

acknowledges and agrees that an amount equal to the Option Exercise Tax due from such Option Holder as stated in column (5) of Schedule 11 (Option Holders’ details ), shall be deducted by the Buyer from that part of the Provisional Payment which is payable in cash to such Option Holder at Completion and applied in accordance with Clause 5.2(b).

5.2	The Buyer agrees as follows:

(a)

the Buyer will pay the aggregate of the Option Exercise Price in respect of each Option Holder to the Company and procure that the Company accepts such amount in discharge of such Option Holder’s obligation to pay the Option Exercise Price to the Company; and

(b)

the Buyer will pay the aggregate of the Option Exercise Tax in respect of each Option Holder to the Company in discharge of such Option Holder’s obligation to pay the Option Exercise Tax and procure that the Company, accounts for such amounts to the relevant taxation authority as required by and in accordance with (and within the relevant timescales prescribed by) any relevant tax legislation.

Shareholder loans owed to TRAG

5.3	The TRAG Loan Shareholder:

(a)	acknowledges that there is an amount equal to the TRAG Loan Repayment Amount in respect of his TRAG Loans which shall be satisfied as set out below; and

(b)

acknowledges and agrees that an amount equal to the TRAG Loan Repayment Amount in respect of his TRAG Loans shall be deducted by the Buyer from that part of the Provisional Payment which is payable in cash to such TRAG Loan Shareholder at Completion and applied in accordance with Clause 5.4.

5.4	The Buyer will pay the aggregate of the TRAG Loan Repayment Amount to TRAG in discharge of the TRAG Loan Shareholder’s obligation to pay the TRAG Loans.

Partly-Paid Shareholders

5.5

The Parties acknowledge that each of the Partly-Paid Shareholders’ proportion of the Sellers’ Proportion of the Consideration as set out in Schedule 1 (Sellers’ details ) is less than the Sellers’ Proportion of the remaining Sellers as a consequence of the Buyer’s assumption of the liability to pay the Unpaid Share Amount in relation to each of the Partly-Paid Shares.

Completion obligations and timing

5.6	Completion shall take place immediately following execution of this Agreement.

5.7	On Completion, the Sellers and the Buyer shall comply with their respective obligations in Schedule 3 (Completion formalities).

5.8

If any of the transactions set out in Schedule 3 (Completion formalities) does not take place as provided in that Schedule, the Buyer, in the case of non-compliance by any Seller, or any Seller, in the case of non-compliance by the Buyer, may at its election and, in each case, without prejudice to their other rights and remedies:

(a)	defer Completion for up to ten Business Days;

(b)	proceed to Completion so far as is practicable; or

(c)	either immediately or following the deferral (if the transactions have still not taken place) terminate this Agreement in which case the provisions of Clause 16 (Effect of termination) shall apply.

5.9

All documents and items delivered at Completion pursuant to Schedule 3 (Completion formalities) shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

(a)

delivery of all documents and all items required to be delivered at Completion in accordance with Schedule 3 (Completion formalities) (or waiver of the delivery of it by the person entitled to receive the relevant document or item), including the Promissory Notes; and

(b)

payment of the Provisional Payment by means of electronic funds transfer in accordance with Schedule 3 (Completion formalities) by, or on behalf of the Buyer, or the giving of an undertaking in agreed form by the Buyer’s Solicitors to make such payments,

5.10	the documents and items delivered in accordance with that Schedule shall cease to be held to the order of the person delivering them and Completion shall be deemed to have occurred.

6	SELLERS’ WARRANTIES AND COVENANTS

6.1

Each Corporate Seller, in respect of itself, the number of Shares set out opposite its name in Schedule 1 (Sellers’ details ) and the Transaction Documents to which it is a party, severally warrants to the Buyer in the terms of the Fundamental Warranties set out in Schedule 4, Part 1 (Corporate Seller Warranties ) as at the date of this Agreement.

6.2

Each of the Individual Sellers, in respect of itself, the number of Shares set out opposite its name in Schedule 1 (Sellers’ details ) and the Transaction Documents to which it is a party, severally warrants to the Buyer in the terms of the Fundamental Warranties set out in Schedule 4, Part 2 (Individual Seller Warranties ) as at the date of this Agreement.

6.3

Each of the FiscalNote Security Holders, in respect of itself, only, severally warrants to the Buyer in the terms of the Fundamental Warranties set out in Schedule 4, Part 3 (FiscalNote Securities Warranties ) as at the date of this Agreement.

6.4	Each Warrantor severally warrants to the Buyer in the terms of the Business Warranties as at the date of this Agreement.

6.5	The limitations on the Sellers’ and Warrantors’ liability set out in Schedule 6 (Seller protection provisions) shall apply.

6.6

Where a Business Warranty refers to the awareness or to the knowledge of the Warrantors (or any similar expression), such awareness or knowledge shall be deemed to be the actual knowledge of the Warrantors having made reasonable enquiry of each other and the Warrantors shall not be deemed to have any other knowledge (whether constructive, imputed or otherwise).

6.7

Other than by virtue of information, facts, matters or circumstances i) Disclosed in respect of the Business Warranties (only); and/or ii) within the Actual Knowledge of the Buyer, the Buyer’s rights and remedies for breach of any Warranty shall not be prejudiced or affected and the amount recoverable shall not be reduced by the fact that the Buyer may have acquired before Completion any actual, constructive or imputed knowledge of the matter giving rise to such claim (whether by virtue of any investigation made by the Buyer or its advisers into the affairs of the Company, or otherwise). The provisions of section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 are excluded. For the avoidance of any doubt, the Fundamental Warranties shall not be qualified by any matters Disclosed.

6.8

Notwithstanding any other provision of any Transaction Document, no warranty, express or implied, is given in relation to any expression of opinion, intention or expectation or any financial forecast, projection or forward-looking statement.

6.9	Each Warranty is separate and independent so that the Buyer may have a separate claim for every breach of each Warranty.

6.10

Each of the FiscalNote Security Holders, in respect of itself only, undertakes that it will provide written notice to the Buyer if the terms of the Fundamental Warranties set out in Schedule 4, Part 3 (FiscalNote Securities Warranties ) cease to be accurate in respect of that FiscalNote Security Holder and/or that that FiscalNote Security Holder can no longer comply with the undertakings and covenants set out in Clause 17.10 at any time during the Earn-out Period.

6.11

Any Seller who is not a FiscalNote Security Holder, in respect of itself only, undertakes that it will provide written notice to the Buyer if at any time during the Earn-out Period, any of the Fundamental Warranties set out in Schedule 4, Part 3 (FiscalNote Securities Warranties ) would not be accurate in respect of that Seller and/or that that Seller would not be able to comply with the undertakings and covenants set out in Clause 17.10.

7	BUYER WARRANTIES

The Buyer warrants to the Sellers as at the date of this Agreement in the terms of Schedule 10 (Buyer warranties ).

8	RELEASE OF CLAIMS AND COWEN INDEMNITY

8.1

Save in the event of fraud, or wilful misconduct by such persons, the Sellers waive all rights and claims they may have against any Group Company, and/or any of their respective directors, officers or employees for any error or omission in any information given to the Warrantors by them to enable the Warrantors to give those of the Warranties which they are giving or to assume any of their obligations under this Agreement.

8.2

Save in the event of fraud, deliberate or wilful concealment or wilful misconduct, on and with effect from Completion, the Sellers waive, and shall use reasonable endeavours to procure that in respect of each Seller (acting severally), that Seller’s connected persons (other than TRAG) waive, all rights and claims they may have against any Group Company whatsoever, in each case save for and to the extent of:

(a)	remuneration and/or expenses accrued up to Completion pursuant to a Disclosed agreement or arrangement;

(b)	any right or claim which is provided for within the Completion Statement; and

(c)

any indemnity to which the relevant Seller may be entitled under article 26.1 of the articles of association of the Company (or under the constitutional documents of any other Group Company) in force as at the date of this Agreement.

8.3

Save in the event of gross negligence, wilful default or wilful misconduct by Cowen or any other Indemnified Party (as defined in the Cowen Engagement Letter) the Sellers and the Buyer waive all rights and claims they may have against Cowen under or in respect of the Cowen Engagement Letter as at Completion.

8.4

Subject to the limitations on the Warrantors’ liability set out in Schedule 6 (Seller protection provisions), the Warrantors shall indemnify and keep the Buyer and the Company indemnified against all or any actions, penalties, judgments, damages, losses, costs, claims, expenses, liabilities and demands arising from or incurred by the Company as a result of any claim made by Cowen against the Company pursuant to Section 17 and Schedule 1 of the Cowen Engagement Letter.

9	RESTRICTED SELLERS’ COVENANTS

9.1

To protect the goodwill, connections and know-how of each Group Company and the value of the Shares, each of the Restricted Sellers severally undertakes to the Buyer and each Group Company in respect of himself/herself only that, except with the written consent of the Buyer, he/she will not, directly or indirectly:

(a)	at any time during the period of three years commencing on Completion (whether on the Restricted Seller’s own behalf or with or on behalf of any other person):

(i)

canvass, solicit or approach or cause to be canvassed, solicited or approached or endeavour to entice away from any Group Company any person who is at Completion, or was at any time during the 12 month period prior to Completion (the “Relevant Period”), a client or customer of any Group Company with a view to offering them goods or services that in any way compete with all or any part of the business carried on by the Group as at the date of this Agreement or at any time during the 12-month period prior to Completion (the “Business”);

(ii)

solicit, entice or attempt to entice away, any person who is at Completion, or has during the Relevant Period been, a Material Supplier, if such dealings, solicitation or enticement causes or is reasonably likely to cause such Material Supplier to cease supplying, or to reduce its supply of goods or services, to any Group Company or to vary adversely the terms upon which it conducts business with any Group Company; or

(iii)

solicit or entice or endeavour to solicit or entice away from any Group Company or offer employment to or offer to conclude any contract of services with or procure or facilitate the making of such an offer to any person engaged or employed on a basic salary of more than £[***] in an executive, managerial or senior sales position at, or during the Relevant Period, provided that the Restricted Sellers shall be entitled to offer employment in a business (other than a business operated otherwise in contravention of this

Clause 9 (Restricted Sellers’ covenants )) to a person who responds to a general job advertisement (and not a job advertisement which is specifically aimed at a person or which is specifically sent to a person) or a person whose employment or engagement has been terminated by the relevant Group Company other than for cause relating to a breach of confidentiality;

(b)

at any time use, register or attempt to register, or cause any third party to use, register or attempt to register: i) any trade or service mark, business or domain name, design or logo (whether registered or unregistered) which was used by any Group Company during the Relevant Period (“Relevant Mark”); or ii) any trade or service mark, business or domain name, design or logo which is reasonably capable of confusion with any Relevant Mark; or

(c)	at any time after Completion, make adverse comments which would be likely to cause material damage to the reputation of any Group Company; or

(d)	at any time after Completion, represent himself or herself (or permit himself or herself to be represented) as:

(i)

connected in any capacity with any Group Company (save in the normal course of employment or engagement by any Group Company to the extent that such employment or engagement continues after Completion); or

(ii)	interested in any way in the Shares (or any of them).

9.2

The Parties acknowledge that without prejudice to the restrictions in Clause 9.1, [***] and/or any of his connected persons may hold up to [***]% of the shares in TRAG (or any subsequent holding or parent company of TRAG).

9.3	Each of the covenants in Clause 9.1 are separate and if one or more of these covenants is held to be void or unenforceable, the validity of the remaining covenants is unaffected.

9.4	Each Restricted Seller agrees with the Buyer that:

(a)

the provisions of Clause 9.1 are reasonable and necessary to protect the value of the Shares and the goodwill of each Group Company and that, having regard to that fact, those provisions are proportionate, legitimate and not unconscionable in any respect in the context of the Transaction;

(b)	the Restricted Seller has had the opportunity to take advice on these provisions; and

(c)

if any of these provisions, by themselves or taken together, is adjudged unreasonable but would be adjudged reasonable if part of the wording were deleted, the relevant provision will apply with the deletions necessary to make it valid and effective.

10	POST-COMPLETION MATTERS

10.1	Sellers’ Obligations

10.1.1

Each Seller shall and shall procure that his or her Associates shall at Completion repay all monies (if any) then owing by them to any Group Company to the extent not otherwise paid on Completion (whether due for payment or not).

10.1.2

Each Seller shall procure that all guarantees or other obligations given by the Company for his or her benefit of or on his or her behalf (if any), or his or her Associates before Completion, are, with effect from Completion, are cancelled without liability on the part of any Group Company.

10.2	Access to records

The Buyer shall, and shall procure that each other member of the Buyer’s Group and their respective agents and advisers shall for a period of three years from the date of Completion, provide, at the reasonable cost of the requesting Seller and subject to the requesting Seller providing reasonable (and in any event not less than 10 Business Days’) notice, provide the Seller with such reasonable information and with such reasonable access to the books, records, papers and management of the Group as the Seller may reasonably require, provided always that the Buyer shall not be obliged to provide the Seller with, or allow access to:

(a)	information or documentation created by any Group Company after the date of this Agreement;

(b)	subject to Schedule 8 (Earn-out ), paragraph, information or documentation that, in the Buyer’s opinion (acting reasonably and without delay) is commercially sensitive;

(c)	information in violation of any applicable law or regulation;

(d)	information the disclosure of which would jeopardise any privilege available to the Buyer’s Group relating to such information; or

(e)	information the disclosure of which would cause the Buyer’s Group to breach a confidentiality obligation.

10.3	Buyer Covenants

Within ten Business Days of the Rule 144 Triger Date, the Buyer shall procure that Continental Stock Transfer & Trust Company (or any successor to Continental Stock Transfer & Trust Company) (i) remove any and all restrictions over the FiscalNote Common Stock held by the applicable Sellers and (ii) send to such Sellers all information necessary in order for the FiscalNote Common Stock held by the applicable Seller to be transferred to an appropriate brokerage account.

11	ANNOUNCEMENTS AND CONFIDENTIALITY

11.1	Subject to the following provisions of this Clause 11 (Announcements and confidentiality ), no announcement shall be made in relation to this Agreement unless:

(a)	it is in the agreed form; or

(b)

it is required to be made by law or regulation or by any Relevant Authority to which a party or any of its Associates is subject or submits, in which case that party shall to the extent reasonably practicable consult with the other party as to the form, content and timing of the announcement; or

(c)	the prior written approval of the Buyer and the Sellers’ Representative has been obtained.

11.2

Without prejudice to the NDA, the parties shall not, and each Sellers shall procure that none of his or her Associates shall and the Buyer shall procure that no other member of the Buyer’s Group shall, disclose or otherwise make use of (and shall use reasonable endeavours to prevent the publication or disclosure of) the contents or terms of any of the Transaction Documents, unless and then only to the extent that disclosure is:

(a)	made by a party to its Associates;

(b)	made by a party on a confidential basis to its professional advisers in connection with their provision of professional services;

(c)	made by a party on a confidential basis to its financiers or potential financiers in connection with its financing or refinancing arrangements;

(d)	required by a party in connection with an application for a Tax clearance, grant or other concession;

(e)	made under the terms of an announcement permitted by this Agreement;

(f)

required to be made by law or regulation or by any Relevant Authority to which the disclosing party is subject or submits, provided that it shall (to the extent permitted) promptly notify the other party of this fact and take into account its reasonable requirements as to the timing, content and manner of making such disclosure; or

(g)

restricted to information which at the time of disclosure is in the public domain (other than as a result of a breach by the disclosing party or any of its Associates of any of the Transaction Documents).

12	ASSIGNMENT

12.1	This Agreement shall be binding on and inure for the benefit of the successors and permitted assigns of the parties.

12.2

Subject to Clause 12.3, no party may without the written consent of the others assign, transfer, grant any security interest over or hold on trust any of its rights or obligations under this Agreement or any interest in them.

12.3

The Buyer may, after Completion, assign all or any of its rights under this Agreement to FiscalNote, Inc., a wholly owned subsidiary of the Buyer, or to any other member of the Buyer’s Group, provided that before ceasing to be a member of the Buyer’s Group, the assignee shall assign all assigned rights back to the Buyer or another member of the Buyer’s Group.

12.4	In relation to any assignment under Clause 12.3:

(a)	the assignor shall notify the other parties as soon as reasonably practicable (and in any event within two Business Days) of the assignment;

(b)

any assignee shall not be entitled to receive under this Agreement any greater benefit than the assignor would have been entitled to under this Agreement, and no party shall incur any increase in liability under this Agreement which would not have occurred but for the assignment; and

(c)	if an obligation to assign back rights has arisen, no person shall be entitled to exercise the rights in question until such assignment has been completed as required.

12.5

This Agreement is a contract which is entered into for the purposes of, or in connection with, the acquisition, disposal or transfer of an ownership interest in a firm, wherever it is incorporated or established, or of a business or undertaking or part of a business or undertaking (as those terms are defined pursuant to the Business Contract Terms (Assignment of Receivables) Regulations 2018 and this is the statement referred to in regulation 4(i)). Subject to Clause 12.3, neither party may without the written consent of the others assign, transfer, grant any security interest over or hold on trust any of its rights or obligations under this Agreement or any interest in them.

13	ENTIRE AGREEMENT

13.1	The Transaction Documents contain the entire agreement between the parties, and replace all previous agreements and understandings between them, relating to their subject matter.

13.2

The parties agree that no representations, warranties, undertakings or promises have been expressly or impliedly given in respect of the subject matter of the Transaction Documents, and they are not relying on any representation, warranty, undertaking or promise, other than those which are expressly stated in the Transaction Documents.

13.3

Other than in relation to a statement made fraudulently, none of the parties shall have any right or remedy in respect of any statement (whether negligent or innocent) not set out in the Transaction Documents upon which it relied in entering into the Transaction Documents and none of the parties shall be entitled to rescind or (except as otherwise expressly provided in this Agreement) terminate this Agreement nor shall they have the right to bring a claim in tort or under the Misrepresentation Act 1967 in connection with the Transaction Documents.

13.4

Any terms or conditions which may be implied by law in relation to the Transaction are excluded to the fullest extent permitted by law or, if and to the extent incapable of exclusion, any right or remedy in relation to them is irrevocably waived.

14	NON-RECOURSE

14.1

Any claim under or in connection with a Transaction Document (including its negotiation or performance) may be made only against the persons expressly identified as parties in the preamble to that Transaction Document (each such person being, in relation to the relevant document, a “Transaction Party”).

14.2

To the maximum extent permitted by applicable law, any person who is not a Transaction Party in relation to a Transaction Document (including any shareholder, director, officer, employee, agent or adviser to any Transaction Party) (each a “Non-Party”), shall not have any liability under or in connection with that document (including its negotiation or performance, or in connection with the Warranties or any facts, matters or circumstances which may or might have been Disclosed) and the parties hereby waive and release, and undertake to procure the release and waiver by any Associate of it of, all claims against and liabilities of any Non-Party in respect of such document.

15	COSTS

Except as provided otherwise in any Transaction Document, each party shall pay the costs and expenses incurred by it in connection with the Transaction Documents.

16	EFFECT OF TERMINATION

16.1	The Surviving Provisions and any other provisions which expressly or by implication are necessary for the enforcement or interpretation of this Agreement shall survive termination.

16.2

Upon termination of this Agreement in accordance with Clause 5.8, no party shall have any claim under this Agreement except in respect of rights, obligations and liabilities of the parties which have accrued before termination or under any of the Surviving Provisions.

17	PAYMENTS

17.1	Subject to the remainder of this Clause 17 (Payments ), all sums payable under or pursuant to this Agreement shall be paid free of:

(a)	any counterclaim or set-off of any kind; or

(b)	any other deduction or withholding, except those required by law.

Sellers’ contribution to claims

17.2

If a claim is made under this Agreement against any Warrantor as a consequence of any breach of the Business Warranties or under the terms of the Tax Deed then (save in the case of fraud or wilful misconduct by that Warrantor in his dealings with the Buyer) each Seller agrees, but subject always to the terms of the remainder of this Clause 17 (Payments ):

(a)

that, notwithstanding any term of this Agreement or the Tax Deed which states or implies a contractual relationship between (only) the Warrantors, or any one of them, and the Buyer, the settlement of any liability due to the Buyer in respect of such claim under the Business Warranties or the Tax Deed shall satisfied in accordance with this Clause 17 (Payments ); and

(b)	to contribute to the settlement of such liability by way of set-off, cancellation or redemption of FiscalNote Security (in accordance with the remainder of this Clause 17 (Payments )).

Recourse of Buyer

17.3	Save in the case of fraud or wilful misconduct by a Seller in their dealings with the Buyer and subject to the provisions of Schedule 6 (Seller protection provisions):

(a)

the Buyer’s exclusive recourse in respect of the settlement of any sum due to it (or the Company, in respect of a claim under Clause 8.4) from a Seller in respect of Clause 4.3(b), any claim in respect of a Business Warranty and any claim under the Tax Deed and any claim under Clause 8.4, will be the set-off by way of cancellation or redemption of FiscalNote Security in accordance with Clauses 17.10 to 17.13;

(b)

the Buyer’s exclusive recourse in respect of: i) the settlement of any sum due to it from a Restricted Seller in respect of any monetary claim under Clause 9 (Restricted Sellers’ covenants ) (without prejudice to any right of injunctive relief that the Buyer may have in respect of a breach by a Restricted Seller of Clause 9 (Restricted Sellers’ covenants )); and ii) in respect of any monetary claim from a Seller in respect of a Fundamental Warranty will be:

(i)	first, the set-off by way of cancellation or redemption of FiscalNote Security held by that Restricted Seller/Seller (as applicable) in accordance with Clauses 17.10 to 17.13; and

(ii)

secondly, and to the extent there remains a balance to be paid to the Buyer following the payment pursuant to Clause 17.3(b)(i), by way of cash payment by the applicable Restricted Seller/Seller (as applicable).

17.4

If any deduction or withholding is required by law, or any amount (other than the Consideration) paid under this Agreement is subject to Tax (or would have been but for the use of any Buyer’s Relief or Accounts Relief by the Buyer or Sellers’ Relief by the Sellers (as those terms are defined in the Tax Deed)), the payer shall also pay to the recipient (the “Payee”) such amount as will ensure that the net receipt, after Tax, is the same as it would have been had there been no Tax, deduction or withholding.

17.5

Clause 17.4 shall not apply to the extent that the deduction, withholding or the amount paid is subject to Tax as a result of an assignment of any of the rights of the Buyer or Seller under this Agreement or the Payee changing its residence for Tax purposes to a jurisdiction other than the one held at Completion.

17.6

Any cash payment required to be made pursuant to this Agreement shall be effected by crediting for same day value the account specified in this Agreement (or such other account in the UK as the party may notify to the other on no less than two Business Days’ notice) by way of electronic transfer on or before the due day for payment. If a party defaults in making payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on that sum from the date when payment was due until the date of actual payment (after as well as before judgment) at 3% above the official bank rate of the Bank of England in force from time to time. The interest payable shall accrue from day to day and be compounded monthly.

17.7

Any payment by the Sellers under this Agreement or under the Tax Deed shall for the purposes of Tax, only, and to the extent possible, be treated as reducing the Consideration paid by the Buyer and received by the Sellers for the Shares. This Clause 17.7 shall be disregarded in interpreting the caps contained within Schedule 6 (Seller protection provisions ).

Sellers’ Representative

17.8

The Sellers hereby irrevocably confirm to the Buyer that the Sellers’ Representative is, and shall be, irrevocably authorised by the Sellers to receive any payment due from the Buyer to any and all Sellers under or in respect of this Agreement, and any instalment or portion thereof, and the parties agree that such receipt by the Sellers’ Representative in accordance with Clause 17.9 will be a good and valid discharge of the Buyer’s obligation to make such payment. The Buyer has no obligation as to the proper distribution or allocation of or any such payment, or any instalment or portion thereof, between the Sellers.

17.9

Any payment by the Buyer to the Sellers’ Representative shall be made to the Sellers’ Representative Bank Account to be held on trust by the Sellers’ Representative on behalf of the Sellers, and such payment shall be a good and proper discharge of the Buyer’s obligation to make such payment to the Sellers and the Buyer shall not be concerned about the onward distribution of such payments amongst the Sellers, and the Sellers’ Representative undertakes and covenants to the Sellers and the Buyer to distribute to each Seller that Seller’s Proportion of all such sums received.

FiscalNote Securities

17.10	Each FiscalNote Security Holder severally:

(a)

acknowledges that the Promissory Notes will not be (and the FiscalNote Common Stock is not) registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the accuracy of the FiscalNote Security Holders’ warranties as expressed in Schedule 4, Part 3 (FiscalNote Securities Warranties );

(b)	in the case of a Foreign Security Holder only, without prejudice to Clause 4.5.3, undertakes during the six (6) month Distribution Compliance Period to:

(i)	neither offer nor sell the FiscalNote Common Stock during the Distribution Compliance Period to U.S. Persons;

(ii)	not engage in any hedging transactions in respect of the FiscalNote Common Stock during the Distribution Compliance Period; and

(iii)

sell, pledge or otherwise transfer the FiscalNote Common Stock only (A) in accordance with Regulation S, (B) following the effective date of a registration statement registering the resale of the FiscalNote Common Stock, or (C) pursuant to an available exemption under the Securities Act and, in any case, in accordance with applicable state securities laws. The Transaction is not part of a plan or scheme to evade the registration provisions of the United States federal securities laws.

(c)

acknowledges and agrees that the certificates (or book-entry shares) evidencing the FiscalNote Security, or any other securities issued in respect of such FiscalNote Security upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED OTHER THAN IN ACCORDANCE WITH REGULATION S UNDER THE SEURITIES ACT, UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

17.11	Subject to Clause 17.3 and Schedule 6 (Seller protection provisions ):

(a)

the Buyer shall have the right to deduct and set-off any sums to which it or any of its Associates are entitled in accordance with this Agreement from a Restricted Seller in settlement of any monetary claim under Clause 9 (Restricted Sellers’ covenants ) and/or from a Seller in settlement of any monetary claim in respect of a Fundamental Warranty against payments and other amounts due or owing to the applicable Restricted Seller/Seller (as applicable) in respect of the FiscalNote Security as follows:

(i)

for any FiscalNote Security held as Promissory Notes, the Buyer shall have the right to cancel such Promissory Notes in accordance with the terms of the Promissory Notes held by the applicable Restricted Seller/Seller (as applicable) (or any person to whom the Promissory Notes have been transferred pursuant to the terms of the Promissory Notes); and/or

(ii)

redeeming (or cause the Buyer to effect the redemption of) any FiscalNote Security held as FiscalNote Common Stock (including the Completion Stock) held by the applicable Restricted Seller/Seller (as applicable) provided that such redemption occurs prior to the Rule 144 Trigger Date relating to that FiscalNote Common Stock, in each case, to satisfy the amount to which the Buyer or any of its Associates is due in accordance with this Agreement from the applicable Restricted Seller/Seller (as applicable) in settlement of any such monetary claim under Clause 9 (Restricted Sellers’ covenants ) and/or any such monetary claim in respect of a Fundamental Warranty; and

(b)

the Buyer shall have the right to deduct and set-off any sums to which it or any of its Associates are entitled in accordance with this Agreement from the Sellers in settlement of any sum due in respect of Clause 4.3(b), any claim in respect of a Business Warranty, any claim under the Tax Deed and/or any claim under Clause 8.4 against payments and other amounts due or owing to the Sellers in respect of the FiscalNote Security as follows:

(i)

for any FiscalNote Security held as Promissory Notes, the Buyer shall have the right to cancel such Promissory Notes in accordance with the terms of the Promissory Notes held by the FiscalNote Security Holders (or any person to whom the Promissory Notes have been transferred pursuant to the terms of the Promissory Notes); and/or

(ii)

redeeming (or cause the Buyer to effect the redemption of) any FiscalNote Security held as FiscalNote Common Stock (including the Completion Stock) held by the FiscalNote Security Holders provided that such redemption occurs prior to the Rule 144 Trigger Date relating to that FiscalNote Common Stock, in each case on a pro-rated basis across all such FiscalNote Securities held by the FiscalNote Security Holders (or any person to whom the Promissory Notes have been transferred pursuant to the terms of the Promissory Notes) according to the aggregate value of Promissory Notes and the FiscalNote Common Stock held by each such FiscalNote Security Holder or transferee as a proportion of the aggregate value of Promissory Notes and the FiscalNote Common Stock held by the FiscalNote Security Holder and any transferees (in each case calculated in accordance with Clause 17.13), to satisfy the amount to which Buyer or any of its Associates is due in accordance with the terms of this Agreement from the Sellers in settlement of any such sum due in respect of Clause 4.3(b), any such claim in respect of a Business Warranty, any such claim under the Tax Deed and/or any claim under Clause 8.4 provided that the aggregate value of Promissory Notes and/or FiscalNote Common Stock of any one Seller so cancelled and/or redeemed in accordance with this Clause 17.11 shall not exceed the Seller’s Proportion of the relevant amount to be so satisfied.

17.12

Before the Buyer (on behalf of itself or any Associate) exercises its rights under Clause 17.11 and effects such a set-off by way of cancellation or redemption, the Buyer shall provide written notice to the Sellers of its intention to do so and afford the applicable Seller an opportunity to satisfy such amount by wire transfer of immediately available funds within twenty (20) Business Days of the delivery of such notice.

17.13	Any:

(a)

cancellation of a Promissory Note shall be for an amount equal to the entire principal amount and accrued interest thereon in respect of such Promissory Note and to the extent that the cancelled amount exceeds the amount due to the Buyer, the excess shall be paid to the relevant Seller within five Business Days of such cancellation; and

(b)	redemption of any share of FiscalNote Common Stock (including Completion Stock) shall be for an amount equal to the VWAP for that share.

18	EFFECT OF COMPLETION

Obligations under this Agreement which have not been fully performed by or on Completion and the rights and remedies available under it shall remain in full force and effect despite Completion.

19	LIABILITY

19.1

Notwithstanding any provision in this Agreement to the contrary, the parties agree that the obligations and liabilities of the Sellers under this Agreement are several and not joint or joint and several.

19.2

Each Seller shall be responsible for fulfilling only its own obligations and discharging its own liabilities and shall not be liable or responsible for the failure of any other party to fulfil its obligations or discharge its liabilities.

20	WAIVER

Without limiting any other provision of any Transaction Document, the parties agree that:

(a)

failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this Agreement by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this Agreement;

(b)	a waiver given by a party is only effective and binding on that party if it is given or confirmed in writing by that party; and

(c)	no waiver of a breach of a term of this Agreement operates as a waiver of another breach of that term or of a breach of any other term of this Agreement.

21	THIRD PARTY RIGHTS

21.1	The parties do not intend any third party to have the right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999 except that:

(a)

any Group Company and any of their respective directors, officers or employees may with the consent of the Buyer enforce and rely on any provision within this Agreement which is expressed as being for the benefit of that person;

(b)	the parties to this Agreement may enforce and rely on permitted assigns in accordance with Clause 12 (Assignment );

(c)	Cowen may rely on the waivers contained in Clause 8.3; and

(d)	the Company may rely on the indemnity contained in Clause 8.4 (which may also be enforced by the Buyer on behalf of the Company).

21.2	The parties may terminate or vary or waive any right or obligation under this Agreement without the consent of any third party.

22	VARIATIONS

No variation of any Transaction Document shall be effective unless it is in writing and signed by or on behalf of each party.

23	INVALIDITY

23.1

The illegality, invalidity or unenforceability of any provision of this Agreement under any law of any jurisdiction shall not affect or impair the legality, validity or enforceability of the rest of this Agreement, nor the legality, validity or enforceability of that provision under the law of any other jurisdiction.

23.2	If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law of any jurisdiction:

(a)

that provision shall if possible apply in that jurisdiction with whatever modification or deletion is necessary so as best to give effect to the intention of the parties as recorded in this Agreement; or

(b)

the parties shall, at the request of any party acting reasonably, enter into a deed in the terms of the original provision amended as the relevant party specifies in order to make it legal, valid and enforceable, but not so as to increase the liability of the parties beyond the liability they would have had if all the provisions of this Agreement had been legal, valid and enforceable.

24	SELLERS’ REPRESENTATIVE

24.1	Each Seller irrevocably and unconditionally appoints [***] (the “Sellers’ Representative”):

(a)	as their agent for service of process in relation to any claims, disputes or proceedings arising out of or in connection with the Transaction Documents;

(b)	as their attorney in each such Seller’s name to:

(i)

agree any amendment or variation to the terms of this Agreement (or any Transaction Document) on behalf of the Sellers save for any amendment or variation of the Consideration or each Seller’s Proportion;

(ii)

accept receipt of any payments in respect of the Transaction on behalf of each Seller, hold any monies in respect of the Transaction on trust for each Seller and deal with any transfers of monies in respect of the Transaction on behalf of each Seller;

(iii)	conduct and/or deal with any Tax related matters opposite the Buyer and/or any Tax Authority in connection with the Transaction or the Seller’s holding of shares or options in any Group Company;

(iv)	serve and accept delivery of any notice or other communication under the Transaction Documents;

(v)

grant or vary the terms of any approval or consent which may be given, or perform any other action by or on behalf of the Sellers (or any of them) under or in connection with any of the Transaction Documents;

(vi)	defend, compromise and settle any claim by the Buyer against the Sellers (or any of them) under this Agreement; and

(vii)

agree to the terms of that certain Subordination Agreement, dated on or about the date hereof, by and among the Sellers, the Buyer, FiscalNote, Inc. and Runway Growth Finance Corp., and any amendment thereto and affirmation thereof in connection with the Promissory Notes on behalf of the Sellers, in each case as the Sellers’ Representative in its absolute discretion thinks fit and to execute all such documents and do all things as the Sellers’ Representative shall, in its absolute discretion, consider necessary or desirable in connection with the above.

24.2	Each Seller acknowledges and agrees that:

(a)	it shall be bound by the actions of the Sellers’ Representative;

(b)	it shall promptly perform any obligations entered into by the Sellers’ Representative on its behalf; and

(c)	any obligation to provide to or serve on the Sellers anything will be discharged by provision to or service on the Sellers’ Representative alone.

24.3

If the person appointed in Clause 24.1 (or his successor as appointed pursuant to this Clause 24.3) shall become incapable of performing the role of the Sellers’ Representative, the Sellers shall notify the Buyer of a successor within five Business Days, failing which the Buyer shall be entitled to appoint another Seller to be the Sellers’ Representative by notice to each Seller.

24.4	Nothing contained in this Clause 24 (Sellers’ Representative) shall affect the right of any party to serve process in any other manner permitted by law.

25	COMMUNICATIONS

25.1

Any communication under or in connection with this Agreement must be in English, in writing, signed by or on behalf of the person making it and delivered by hand or sent by recorded delivery post (or airmail, if the destination is outside the country of origin), or email to the relevant party at its address and for the attention of the individual set out below (or as notified in accordance with Clause 25 (Communications)).

(a)	The Buyer

Address:	1201 Pennsylvania Ave. NW, 6th Fl., Washington, D.C. 20004
Email	address: jon.slabaugh@fiscalnote.com
Attention:	Jon Slabaugh

With a copy to the Buyer’s Solicitors and FiscalNote Legal (which in either case shall not constitute notice) at:

Email	address: ben.butler@wbd-uk.com; legal@fiscalnote.com
Attention:	(Buyer’s Solicitor) Ben Butler; (FiscalNote Legal) Legal Team

(b)	The Sellers, care of the Sellers’ Representative

Address:	c/o The Risk Advisory Group Limited, 3 More London Riverside, London, United Kingdom, SE1 2AQ
Email	address: [***]
Attention:	[***]

With a copy to the Sellers’ Solicitors (which shall not constitute notice) at:

Address:	Governor’s House, 5 Laurence Pountney Hill, London, EC4R 0BR
Email	address: patrick.johnson@bclplaw.com; kurt.ma@bclplaw.com
Attention:	Patrick Johnson and Kurt Ma

25.2

A party may notify a change to its details specified in Clause 25.1. The new address shall take effect five Business Days after receipt of that notice or such later date as may be specified in the notice.

25.3	Without evidence of earlier receipt, communications complying with Clause 25.1 are deemed received:

(a)	if delivered by hand, at the time of delivery; or

(b)	if sent by “Special Delivery 9.00am/Next Day” or “Recorded Signed For” delivery, at 9.00am on the second Business Day after posting, or (if sent by airmail) fifth, Business Day after posting; or

(c)	if sent by email, at the earlier of:

(i)	the time a return receipt is generated automatically by the recipient’s email server;

(ii)	the time the recipient acknowledges receipt; and

(iii)	24 hours after transmission,

unless,	in respect of Clause 25.3(c), the sender receives notification that the email has not been successfully delivered,

except that if deemed receipt would occur before 9.00am on a Business Day, it shall instead be deemed to occur at 9.00am on that day and if deemed receipt would occur after 5.00pm on a Business Day, or on a day which is not a Business Day, it shall instead be deemed to occur at 9.00am on the next Business Day.

25.4	References in this Clause 25 (Communications) to a time of day are to the time of day at the location of the recipient.

25.5

In proving the giving of a communication, it shall be sufficient to prove that delivery was made to the appropriate address, the communication was properly addressed and posted by prepaid recorded delivery post or prepaid airmail or the email was sent to the appropriate email address and dispatch of transmission from the sender’s external gateway was confirmed as specified pursuant to Clause 25.1.

25.6

If a person for whose attention communications must be marked has been specified pursuant to Clause 25.1, a communication will be effective only if it is marked for that person’s attention. Where a copy is to be provided pursuant to Clause 25.1, that copy is for information purposes only and shall not affect or constitute service.

25.7	This Clause 25 (Communications) does not apply to the service of any document required to be served in relation to legal proceedings.

26	SERVICE OF PROCESS

26.1

The Buyer irrevocably appoints [***], General Manager of Fiscal Note’s Geopolitical & Market Intelligence business care of Oxford Analytica Limited of 5 Alfred Street, Oxford, OX1 4EH as its agent for service of process in relation to any English court proceedings in connection with any Transaction Document.

26.2

Service on the agent (as named above or notified in accordance with this Clause 26 (Service of process)) shall be deemed to be valid service whether or not the process is delivered to the Buyer in accordance with Clause 25 (Communications ) or received by the Buyer.

26.3	If the agent changes its address to another address in England, the Buyer shall within five Business Days notify the Sellers’ Representative of the new address.

26.4

If the agent ceases to be able to act as agent or to have an address in England, the Buyer shall within five Business Days notify the Sellers’ Representative of the appointment of a new agent acceptable to the Sellers’ Representative, failing which the Seller may serve proceedings on the Buyer by an advertisement in the Financial Times newspaper stating how the Buyer may obtain a copy of the proceedings. The proceedings shall be deemed to be served on the date of publication of the advertisement.

26.5	Nothing in any Transaction Document shall affect the Sellers’ right to serve process in any other manner permitted by law.

26.6

Subject to always to Clause 26.2, the Sellers shall deliver a copy of any process served in accordance with this Clause 26 (Service of process ) to the Buyer in accordance with Clause 25 (Communications ).

27	COUNTERPARTS

This Agreement may be executed in any number of counterparts, which shall each constitute an original and together constitute one agreement. If this Agreement is executed in counterpart, it shall not be effective unless each party has executed at least one counterpart.

28	GOVERNING LAW AND JURISDICTION

28.1

This Agreement and any non-contractual obligations arising in connection with it (and, unless provided otherwise, any document entered into in connection with it) shall be governed by and construed in accordance with English law.

28.2

Subject to Clause 28.4, the English courts have exclusive jurisdiction to determine any dispute arising in connection with this Agreement (and, unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.

28.3

Each party irrevocably waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).

28.4

Nothing in this Agreement (or, unless provided otherwise, any document entered into in connection with it) shall prevent a party from applying to the courts of any other country for injunctive or other interim relief.

Signed by the duly authorised representatives of the parties on the date of this Agreement

Schedule 1 : Sellers’ details

Schedule 1

Sellers’ details

[***]

Schedule 2 : Details of the Group

Schedule 2

Details of the Group

Part 1

Details of the Company

Name	Dragonfly Eye Limited

Company number	12144978

Date of incorporation	7 August 2019

Incorporated in:	England

Issued Share capital	8,453,142 A ordinary shares of £0.01 each and 2 B ordinary shares of £0.01 each

Registered office	3 More London Riverside, London, United Kingdom, SE1 2AQ

Directors

Richard Neil Austin

Pauline Anne Caldwell

David Stewart Claridge

James Thomas Andrew Derrick

Mark Smeeth Harris

Cvete Koneska

Hannah Margaret Poppy

Richard Damian Prior

Christopher Samuel Rowley

William Francis Waite

Henry Alexander Wilkinson

Secretary	Mark Smeeth Harris

Auditors	Mazars Limited

Schedule 2 : Details of the Group

Part 2

Details of other members of the Group

Name	Dragonfly Eye LLC

Company number	6091926

Date of incorporation	16 July 2021

Incorporated in:	Delaware

Issued Share capital	N/A

Registered office	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808

Officers	Dragonfly Eye Limited - Manager

Secretary	N/A

Auditors	N/A

Name	Dragonfly Eye Pte. Ltd

Company number	202115776H

Date of incorporation	4 May 2021

Incorporated in:	Singapore

Issued Share capital	100 ordinary shares of S$1.00 each

Registered office	600 North Bridge Road, #05-01, Parkview Square, Singapore 188778

Directors	Lim Boon Cheng Robin Timothy Bede Stanley David Claridge

Secretary	Lim Boon Cheng Robin

Auditors	N/A

Schedule 3 : Completion formalities

Schedule 3

Completion formalities

Part 1

Sellers’ obligations

1	Each Seller shall deliver or make available to the Buyer:

(a)

a signed transfer of the Shares set out opposite its name in Schedule 1 (Sellers’ details ), in favour of the Buyer, together with the relevant share certificates (or lost share certificate indemnities);

(b)	a counterpart of the Tax Deed, duly executed by the Warrantors;

(c)	a counterpart of the Disclosure Letter, duly executed by the Warrantors together with an email from Ansarada attaching the Data Room Digital Archive;

(d)	each Employee Bonus Agreement, duly executed by the relevant Employee and the Company;

(e)	the Cowen Release Letter;

(f)	the Transitional Services Agreement, duly executed by the Company and TRAG;

(g)	the Intellectual Property Assignment, duly executed by the Company and TRAG;

(h)	resignations of the directors and secretary of the Company in agreed form and resignations of the directors (other than Lim Boon Cheng Robin) of Dragonfly Eye Pte. Ltd;

(i)	the statutory registers of each Group Company, to the extent not kept at the registered office of a Group Company;

(j)	the Credit Facility Cancellation Letter duly executed by each of the Company and TRAG;

(k)

a power of attorney in the agreed form, duly executed by it, empowering the Buyer to exercise the Sellers’ rights as shareholders of the Company pending the stamping and registration of the transfers referred to in paragraph 1(a) above;

(l)	board minutes of the Company in agreed form in respect of the matters referred to in paragraph 2 below;

(m)	the form of power of attorney under which any Transaction Document has been or will be executed by it;

(n)	the Payment Direction Letter, duly executed by TRAG, the TRAG Loan Shareholder, and the Company;

(o)	invoices relating to the Transaction Expenses to be paid on Completion, other than in respect of “Tax Advisor to Sellers” referred to in the Funds Flow; and

(p)	the SOZO IPR Assignment, duly executed by each of SOZO Design Limited and the Company.

Schedule 3 : Completion formalities

2	The Sellers shall procure that the board of directors of the Company (and, to the extent applicable, each Group Company) resolve that:

(a)	such persons as the Buyer nominates reasonably in advance of Completion are appointed as directors of the relevant Group Company;

(b)	(in respect of the Company only), the share transfers referred to at paragraph 1(a) above be approved and registered (subject to stamping);

(c)	following registration of the transfers, new share certificates be issued to the Buyer in respect of the Shares;

(d)	the resignations referred to at paragraphs 1(h) and paragraph 1(i) above be accepted; and

(e)	in respect of Dragonfly EYE LLC only, the 401k plan for Employees of Dragonfly EYE LLC resident in the U.S. shall be terminated.

Schedule 3 : Completion formalities

Part 2

Buyer’s obligations

3	The Buyer shall:

(a)	satisfy its obligation to pay the Provisional Payment on Completion as follows:

(i)

by the payment of £[***] in cash on behalf of the Option Holders to the Company in accordance with Clauses 5.2(a) and 5.2(b) respectively in settlement of the Option Exercise Price and the Option Tax payable by such Option Holders;

(ii)

by the payment of £[***] in cash on behalf of the TRAG Loan Shareholder to the Sellers’ Solicitors by means of electronic funds transfer (of immediately available funds) to the Sellers’ Solicitors’ Account in settlement of the TRAG Loans payable by the TRAG Loan Shareholder, in accordance with the Payment Direction Letter;

(iii)	by the payment of £[***] in cash to the Sellers’ Solicitors by means of electronic funds transfer (of immediately available funds) to the Sellers’ Solicitors’ Account;

(iv)

by the issue and allotment of £[***] FiscalNote Common Stock credited as fully paid up to the relevant Sellers in the amounts specified as set out opposite their respective names in column (5) of Schedule 1 (Sellers’ details) and delivery to the Sellers’ Solicitors of certificates in respect of them; and

(v)

by the issue of £[***] of Promissory Notes to the relevant Sellers in the amounts specified as set out opposite their respective names in column (6) of Schedule 1 (Sellers’ details) and delivery to the Sellers’ Solicitors of certificates in respect of them;

(b)	procure that the Company pays:

(i)

the Transaction Expenses payable on Completion to PwC and Cowen in an aggregate amount of £[***], against receipt of the invoices in respect of PwC and Cowen delivered pursuant to paragraph 1(o) of Schedule 3, Part 1 (Sellers’ obligations);

(ii)

the Transaction Expenses payable on Completion to the Sellers’ Solicitors by the payment of £[***] in cash to the Sellers’ Solicitors by means of electronic funds transfer (of immediately available funds) to the Sellers’ Solicitors’ Account, against receipt of the invoice in respect of the Sellers’ Solicitors delivered pursuant to paragraph 1(o) of Schedule 3, Part 1 (Sellers’ obligations);

(iii)

the Transaction Expenses payable on Completion to TRAG by the payment of £[***] on account of tax advice to be procured by TRAG on behalf of the Sellers, for the benefit of the Company, in accordance with the Payment Direction Letter; and

(iv)

the Credit Facility Debt Amount to TRAG, by the payment of £[***] in cash to the Sellers’ Solicitors by means of electronic funds transfer (of immediately available funds) to the Sellers’ Solicitors’ Account in settlement of the Credit Facility Debt Amount payable by the Company to TRAG, in accordance with the Payment Direction Letter; and

Schedule 3 : Completion formalities

(c)	deliver or make available to the Sellers:

(i)	a counterpart of the signed transfers in respect of the Partly-Paid Shares, duly executed by it;

(ii)	a counterpart of the Tax Deed, duly executed by it;

(iii)	a counterpart of the Disclosure Letter, duly executed by it;

(iv)	a consent letter in the agreed form for each proposed new director of each Group Company, duly executed by that director;

(v)

a copy of the duly executed instruction letter in the agreed form from the Buyer to Continental Stock Transfer & Trust Company in respect of the issue of the FiscalNote Common Stock to each of the relevant Sellers;

(vi)	a copy of the unanimous written consent of the board of directors of the Buyer approving entry into this Agreement and any other Transaction Documents to which it is a party; and

(vii)	a counterpart of the Payment Direction Letter, duly signed by the Buyer.

Schedule 4 : Fundamental Warranties

Schedule 4

Fundamental Warranties

Part 1

Corporate Seller Warranties

(d)

It is the sole legal and beneficial owner of the number of Shares set out opposite its name in column (2) of Schedule 1 (Sellers’ details ) free from any Encumbrance, each such Share being fully paid up.

(e)	It is a company that is in good standing, duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation.

(f)

It has the right, power and authority to execute and deliver each of the Transaction Documents to which it is party and to exercise its rights and fully perform its obligations under them in accordance with their terms.

(g)	It does not require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under the Transaction Documents.

(h)

The execution and delivery of, and the exercise by it of its rights and performance of its obligations under the Transaction Documents will not contravene or conflict with, or constitute a breach or give rise to a default under any applicable laws or regulations or any order, decree or judgement or other obligation binding on it (including any provision of its constitutional documents or any other agreement or instrument to which any Seller is a party or by which a Seller is bound) which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

(i)

No action or steps have been taken by, or legal proceedings started or threatened against it for its winding up or dissolution, or for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of or over any of its revenues or assets.

Part 2

Individual Seller Warranties

(j)

It is the sole legal and beneficial owner of the number of Shares set out opposite its name in column (2) of Schedule 1 (Sellers’ details ) free from any Encumbrance and save for the Partly-Paid Shares (to the extent held by the relevant Individual Seller), each such Share being fully paid up.

(k)

It has the right, power and authority to execute and deliver each of the Transaction Documents to which it is party and to exercise its rights and fully perform its obligations under them in accordance with their terms.

(l)	It does not require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under the Transaction Documents.

(m)

The execution and delivery of, and the exercise by it of its rights and performance of its obligations under the Transaction Documents will not contravene or conflict with, or constitute a breach or give rise to a default under any applicable laws or regulations or any order, decree or judgement or other obligation binding on it (including any provision of its constitutional or any other agreement or instrument to which any Seller is a party or by which a Seller is bound documents) which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

Schedule 4 : Fundamental Warranties

(n)

No action or steps have been taken by, or legal proceedings started or threatened against it for its bankruptcy, or for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of or over any of its revenues or assets.

Part 3

FiscalNote Securities Warranties

(o)

The FiscalNote Security Holder is either (i) a Foreign Security Holder and is not acquiring the FiscalNote Security for the account of any U.S. Person, or (ii) is an accredited investor (the “U.S. Security Holder”) in its acquisition of the FiscalNote Security.

(p)	Any FiscalNote Security Holder (being a company or legal entity) was not formed specifically for the purpose of acquiring the FiscalNote Security.

(q)	In the case of a Foreign Security Holder only:

(i)

the Foreign Security Holder is acquiring the FiscalNote Security for its own account and not for the account or benefit of a U.S. Person, and not with the view to, or for resale in connection with, any distribution thereof to a U.S. Person, and such Foreign Security Holder has no present intention of selling, granting any participation in, or otherwise distributing the same to a U.S. Person; and

(ii)

the Foreign Security Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any U.S. Person with respect to the FiscalNote Security; and

(iii)	the offer of the FiscalNote Securities was not made to such person in the United States and at the time a purchase decision was made, the Foreign Security Holder was located outside the United States.

(r)	In the case of a U.S. Security Holder only:

(i)

the U.S. Security Holder is acquiring the Fiscal Note Securities (including the FiscalNote Common Stock) for investment purposes and not with a view to, or for offer or sale in connection with, any distribution (within the meaning of the United States securities laws) thereof, or other disposition of the Fiscal Note Securities in violation of the Securities Act or any other applicable state securities laws;

(ii)

the U.S. Security Holder, either alone, or together with its Purchaser Representative, has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment in the FiscalNote Securities; and

(iii)

the U.S. Security Holder has the financial ability to bear the economic risk of an investment in the FiscalNote Securities and adequate means for providing for such person’s current needs and possible contingencies.

Schedule 5 : Business Warranties

Schedule 5

Business Warranties

1	Share capital

(a)	The Shares are fully paid, have been properly allotted and issued and comprise the whole of the allotted and issued share capital of the Company.

(b)	No person has the right (actual or contingent) to require the allotment, issue or transfer of any shares, loan capital or other securities in the Company.

(c)	No Group Company has at any time repaid, redeemed, reduced or purchased any of its own share capital.

(d)

All dividends and distributions declared, made or paid by any Group Company, have been declared, made or paid, in accordance with the requirements of any applicable Law and the constitutional documents of the relevant Group Company and all dividends declared or due in respect of the Shares have been paid in full.

2	Details of the Company and the Group

(a)	The information contained in Schedule 2 (Details of the Group ) is true and accurate.

(b)	The Company does not have any subsidiary undertakings other than the Subsidiaries and neither of the Subsidiaries have any subsidiary undertakings.

(c)	Each of the shares in the Subsidiaries are:

(i)	solely legally and beneficially owned either by the Company or another Subsidiary, free from all Encumbrances;

(ii)	properly allotted and issued; and

(iii)	fully paid.

(d)	No Group Company uses on its letterhead, books or vehicles, or otherwise carry on its business under, any name other than its corporate name.

(e)	No Group Company has agreed to become:

(i)

the holder (legally or beneficially) of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere) other than the shares in any of the Subsidiaries listed in Schedule 2 (Details of the Group );

(ii)	a subsidiary of any other body corporate or controlled by any group of bodies corporate or consortium; or

(iii)	a member of any partnership, joint venture, consortium or other unincorporated association, other than a recognised trade association.

3	Directors and officers

The only directors or officers (as applicable) of each Group Company are the persons specified in Schedule 2 (Details of the Group ) and no person is a shadow director of any Group Company.

Schedule 5 : Business Warranties

4	Due incorporation and constitution

(a)	The Company is properly incorporated and validly existing under the laws of England.

(b)	Each Subsidiary is properly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(c)

The copy of the articles of association of each Group Company has been included at documents 01.01.01.02, 01.01.02.01.02 and 01.01.02.02.03 of the Data Room and such copy is complete and accurate and is accompanied by all resolutions and agreements required to be so attached pursuant to section 36 of the Companies Act 2006.

(d)	Each Group Company has at all times carried on its business and affairs in all respects in accordance with its constitutional documents and none of its activities is ultra vires or unauthorised.

(e)	No Group Company controls or takes part in, and has not agreed to control or take part in, the management of any company or business organisation (other than the Subsidiaries).

(f)	No Group Company has any branch, place of business or permanent establishment outside its jurisdiction of incorporation.

(g)

The Company is not in breach, and so far as the Warrantors are aware, TRAG is not in breach, of any term of the Intra-group Asset Sale Agreement between the Company (as Buyer) and TRAG (as Seller) dated 8 July 2021.

(h)	Prior to 8 July 2021, each Group Company was dormant and did not trade.

5	Statutory registers

(a)

The register of members and other statutory registers of the Company and Dragonfly Eye Pte. Ltd are up to date, and contain an accurate record with which should be dealt with in those books and, save as Disclosed in the Disclosure Letter, an accurate copy of them is included at documents 01.01.01.10, 01.01.01.11 and 01.01.02.02.07 of the Data Room.

(b)

No written notice or allegation (including any notice of any application or intended application under section 125 of the Companies Act 2006 for rectification of the register of members) has been (or, so far as the Warrantors are aware, is likely to be) received by the Group Company that any such register is incorrect or should be rectified which remains outstanding.

(c)

All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or any other authority by each Group Company have been correctly and properly prepared and duly filed or delivered.

(d)

No Group Company has received notice that any form or document required by the Companies Act 2006 (or the equivalent statutory provision from the relevant local jurisdiction) to be filed with the Registrar of Companies (or the equivalent statutory body) in respect of each Group Company has not been duly filed and is still outstanding.

Schedule 5 : Business Warranties

6	Information

(a)	The information set out in Schedule 1 (Sellers’ details ), Schedule 11 (Option Holders’ details ) and Schedule 12 (Partly-Paid Shareholders’ details ) is accurate.

7	Accounts and Management Accounts

(a)

Complete copies of the Accounts are included at documents 02.01.01 of the Data Room and copies of the Management Accounts are included at pages 16, 17, 28 and 29 of document 02.02.05 of the Data Room but excluding all and any references to business plan and forecasts in such pages, which references, business plan and forecasts do not form part of the Management Accounts.

(b)	The Accounts:

(i)	gave a true and fair view of the assets and liabilities and financial position of the Company as at the Accounts Date and its profits for the accounting period ended on that date;

(ii)	have been prepared in accordance with the requirements of the Companies Act 2006;

(iii)	comply with Relevant Accounting Standards in force at the date the Accounts were prepared and approved;

(iv)	have, save as disclosed in the Accounts, been prepared using the accounting policies used in preparing the accounts of the Company for the last preceding accounting period; and

(v)	are not affected by and do not include any extraordinary items.

(c)	The accounting reference date of the Company has been, since incorporation, 31 December.

(d)	The Management Accounts:

(i)	have been prepared with reasonable care and attention and in accordance with the relevant Group Company’s accounting records;

(ii)	have been prepared using the accounting policies and estimation techniques used in preparing the previous management accounts of the Group in respect of the financial year up to the Accounts Date;

(iii)	do not materially misstate the assets and liabilities as at the date to which they are made up and the profits of the Group for the period ended on that; and

(iv)	do not contain any material inaccuracies or extraordinary items.

8	Changes since Accounts Date

Since the Accounts Date:

(a)	the business of the Group has been continued in the usual course without any material interruption or material alteration in the nature of its business;

Schedule 5 : Business Warranties

(b)	there has been no material adverse change in the financial or trading position of the Group;

(c)	save for development spend which is capitalised and included as an intangible asset on the balance sheet of the relevant Group Company:

(i)

no Group Company has transferred or disposed of or agreed to transfer or dispose of any assets of a value in excess of £[***] per item or £[***] in aggregate to a third party other than assets disposed of in the usual course of business or IT equipment; and

(ii)

no Group Company has acquired or agreed to acquire any assets of a value in excess of £[***] per item or £[***] in aggregate from a third party, other than assets acquired in the usual course of business or IT equipment;

(d)

the Company has not allotted issued, redeemed, repurchased or forfeited or agreed to be allotted, issued, redeemed, repurchased or forfeited and no option or right has been granted over any share or loan capital;

(e)	the Group has not repaid any material sum in the nature of borrowings in advance of any due date;

(f)	no dividend or other distribution has been declared, made or paid by the Group; and

(g)	no resolution of shareholders of the Company has been passed (except for those representing the ordinary business of an annual general meeting).

9	Book debts

No part of the debts included in the Accounts or subsequently recorded in the books of a Group Company:

(a)	has been factored or sold;

(b)	is overdue by more than 16 weeks;

(c)	has been written off or released in whole or in part on terms that the debtor pays less than the full book value of its debt; or

(d)	so far as the Warrantors are aware, is regarded by the Group as irrecoverable in whole or in part, except to the extent already provided for in the books of the Group.

10	Assets

(a)

Each of the assets included in the Accounts (other than current assets disposed of in the normal course of trading) or acquired by a Group Company since the Accounts Date or used by a Group Company in the operation of its business (“Group Assets”) is:

(i)	in the possession or under the control of a Group Company; and

(ii)

legally and beneficially owned by a Group Company free from all Encumbrances (other than liens arising in the ordinary course of business) or are used under an equipment lease, operating lease, hire purchase agreement, licence or similar arrangement to a Group Company is a party.

Schedule 5 : Business Warranties

(b)

The Group Assets, together with the services to be provided by TRAG (including without limitation, access to certain assets) under the Transitional Services Agreement constitute all of the assets required to operate the Business in the same manner as the Business was carried on as at Completion.

11	IPR

(a)	All Group IPR are either:

(i)	Owned IPR; or

(ii)	Licensed IPR.

(b)

Details of all Group IPR which is material to any entity within the Group are included at folders 03, 05 and 07, document 01.07.09.02 of the Data Room and/or as are included at Schedule 1 of the Intellectual Property Assignment.

(c)	So far as the Warrantors are aware, the Group has not since 8 July 2021 received any written claim or allegation contesting the validity or enforceability of any Group IPR.

(d)	No Group Company has received any written claim or allegation that it has infringed or misused the Intellectual Property Rights of any other person.

Owned IPR

(e)	All Owned IPR are wholly and solely legally and beneficially owned by a Group Company, and free and clear of any Encumbrances.

(f)	No person has asserted any moral rights under the Copyright, Designs and Patents Act 1988 or any similar rights in respect of the Owned IPR.

Intellectual Property Rights created by employees, consultants or contractors

(g)

The legal and beneficial ownership of all Intellectual Property Rights created by past or present employees of the Group or by any consultant or contractor used by any Group Company has been assigned to or is vested in the Company.

(h)

To the extent that any Employees were transferred to any Group Company pursuant to and in accordance with TUPE, such Group Company has been assigned all Intellectual Property Rights created by such Employees from the previous employer.

(i)

All inventions made by employees, consultants or contractors of any Group Company which are or have been used or enjoyed by the Group were made in the course of the normal duties of such persons and no claim for compensation under section 40 of the Patents Act 1977 or otherwise has been made or threatened in writing against any Group Company.

Maintenance and protection

(j)

Any application, renewal and other official statutory and regulatory fees and, so far as the Warrantors are aware, all professional advisors’ fees relating to the administration, maintenance, protection or enforcement of the registered Owned IPR rendered to and received by each Group Company before the date of this Agreement have all been duly paid or shall be paid in accordance with the relevant payment terms.

Schedule 5 : Business Warranties

(k)

No Group Company has granted nor is obliged to grant any licences of any Owned IPR or to provide know-how to any third party, other than the granting of non-exclusive licences to customers of any Group Company in the ordinary course of business.

(l)	None of the Owned IPR is, or in the last three years has been:

(i)

so far as the Warrantors are aware, the subject of any attack, challenge, claim or proceedings in relation to infringement, entitlement, opposition, invalidation or revocation brought by a third party; or

(ii)	the subject of any attack, challenge, claim or proceedings for infringement, entitlement, opposition, invalidation or revocation brought against a third party by a Group Company.

(m)

So far as the Warrantors are aware, there is no litigation or other proceedings (whether legal or administrative) pending or threatened involving any Owned IPR and, so far as the Warrantors are aware, no person has made any claim adverse to the continuing enjoyment by the Group of the Owned IPR. The Warrantors have not been put on written notice of any actual or threatened infringement (including misuse of confidential information) of any of the Owned IPR.

Licensed IPR

(n)	In respect of the IPR Licences in the Data Room:

(i)	all of the IPR Licences have been complied with in all material respects by the relevant Group Company thereto;

(ii)	none of the IPR Licences are subject to any notice given by any party to terminate them;

(iii)	as far as the Warrantors are aware, none of the IPR Licences are subject to any dispute;

(iv)	each IPR Licence enables the relevant Group Company to use and continue to use the Licensed IPR on the same terms as have been applicable to date;

(v)	no material changes to the terms of such licences have been made (in writing or otherwise); and

(vi)

so far as the Warrantors are aware, and save as expressed in any IPR Licence, no circumstances exist, or will come to exist by virtue of the acquisition of the Shares by the Buyer, which would entitle any party to vary or terminate such licences.

(o)	So far as the Warrantors are aware, no Group Company has received notice that it must cease use of any third party Intellectual Property Rights, including Licensed IPR.

Schedule 5 : Business Warranties

TRAG IPR

(p)	To the extent that any Owned IPR has been assigned to any Group Company under the Intellectual Property Assignment (“TRAG IPR”):

(i)	TRAG was (at the point the assignment took effect) the sole legal and beneficial owner of such rights, and owned all rights and interests in the TRAG IPR;

(ii)

all of the TRAG IPR, and any works or materials to which the TRAG IPR attach, were (i) created by employees subject to terms which vested the TRAG IPR created by them in the course of their employment with TRAG; or (ii) created by consultants or contractors subject to valid and binding terms which assigned to TRAG the legal and beneficial title to such TRAG IPR created by them in the course of their engagement with TRAG; and

(iii)	TRAG has not received notice of any claims, challenges, disputes or proceedings (actual, pending or threatened) in relation to the ownership, validity or use of the any of the TRAG IPR.

Siftware

(q)

All content developed by Siftware Ltd (“Siftware”) on behalf of TRAG or any Group Company is no longer used within the Business and no Group Company uses any Intellectual Property Rights whether under licence or otherwise that are owned or have been developed by Siftware.

SOZO

(r)

The only Intellectual Property Rights used by any Group Company that are owned or developed by SOZO Design Limited (“SOZO”) are set out in the SOZO Confirmatory Assignments or are licensed by SOZO to the relevant Group Company under its general terms applicable to its engagement by the Group.

12	Information Technology

(a)	All IT Systems are either owned by a Group Company or used pursuant to a valid IT Contract.

(b)

All IT Systems are commonly available, off the shelf and not bespoke to the requirements of the Group, and so far as the Warrantors are aware, can be readily re-procured or replaced should any aspect of the IT Systems become unavailable within 12 months of Completion.

(c)

No part of the IT Systems has materially failed to function or has otherwise materially interrupted or hindered the operation of the business of any Group Company at any time during the last 24 months and have been maintained pursuant to the IT Services.

(d)

Save for restrictions under the terms of the Transitional Services Agreement, the Group has unrestricted access to, and use of, the IT Systems and, so far as the Warrantors are aware, no third party agreements or consents are required to enable the Group to continue such access and use of the IT Systems under the terms of the Transitional Services Agreement.

(e)	Domain Names and website

(i)	All domain names used by the Company have been listed at folder 05.05 of the Data Room.

(ii)

The domain names and websites listed in the Intellectual Property Assignment represent a complete and accurate list of all domain names used or owned, and all websites operated, developed or commissioned, by any Group Company in connection with the Business.

Schedule 5 : Business Warranties

(f)	A Group Company is the current registrant, owner and user of all domain names used by Group Companies and:

(i)	the Company has secure possession and control of the log in details and passwords required to control what is located at those domain names;

(ii)	so far as the Warrantors are aware, the registration, ownership and use of those domain names do not infringe the Intellectual Property Rights of any third party; or

(iii)	so far as the Warrantors are aware, are not the subject of any actual or threatened revocation proceedings or other claims or disputes.

(g)	All fees due in relation to the domain names used by Group Companies have been paid.

(h)

All websites operated by any Group Company have been created or developed by employees in the normal course of their duties or pursuant to IT Contracts that vest the legal and beneficial ownership of all copyright and all other Intellectual Property Rights in such websites in a Group Company and, so far as the Warrantors are aware, the content of the websites do not infringe the Intellectual Property Rights of any third party.

(i)	All social media accounts relating to the business of the Group are controlled and administered by a Group Company and are used exclusively in connection with the business of the Group.

(j)	The IT Contracts:

(i)	are contained at folders 03.05, 05.02 and 05.04 of the Data Room;

(ii)

have not been the subject of any material breach or default by the relevant Group Company, and so far as the Warrantors are aware, and save as expressed in any IT Contracts, no circumstances exist, or will come to exist by virtue of the acquisition of the Shares by the Buyer, which would entitle any party to vary or terminate such IT Contracts;

(iii)	have been subject to payment of all relevant fees; and

(iv)

as far as the Warrantors are aware are not, and have not been, the subject of any claim, dispute or proceeding and so far as the Warrantors are aware, no such claim, dispute or proceeding is pending or threatened.

(k)

So far as the Warrantors are aware, the IT Systems have not been affected by any virus or other malicious technology or vulnerability or suffered from any cyber security incident (whether attempted or actual) or any other event having a material adverse effect on their security or reportable to an applicable regulatory authority and/or insurer during the last 24 months.

(l)

So far as the Warrantors are aware, no open source software (as defined at http://opensource.org/docs/osd) has been included or used in, or in the development of any element of the Owned IPR (“Open Source Code”) and no element of the Owned IPR operates in such a way that it is compiled with or linked to any Open Source Code. Without prejudice to the foregoing, so far as the Warrantors are aware, no open source software has been included or used in, or in the development of, any element of the Owned IPR in contravention of its applicable source code licence terms and no third party is asserting, or has in the last six years asserted, any such contravention.

Schedule 5 : Business Warranties

13	Contracts

(a)

Copies of all Material Contracts have been included at documents 03.02.02 to 03.02.31 (excluding documents 03.02.11, 03.02.13, 03.02.14 and 03.03.15 which are not Material Contracts) and 03.03.01 to 03.03.23 (excluding documents 03.03.03, 03.03.04, 03.03.05, 03.03.06, 03.03.07, 03.03.08, 03.03.10, 03.03.15 and 03.03.16 which are not Material Contracts) of the Data Room.

(b)	Copies of the Standard Terms for each Group Company have been included at documents 03.01.01 of the Data Room.

(c)	No written notice rescinding, terminating or purporting to rescind or terminate any Material Contract has been received or given by any Group Company.

(d)

No Group Company has received any written allegation from a counterparty that it is in material breach of any Material Contract and, so far as the Warrantors are aware, no counterparty is in material breach of the terms of any Material Contract.

(e)

No bid, tender or offer given or made by a Group Company which is still outstanding is capable of giving rise to a Material Contract (determined by reference to the next 12 months) merely by a unilateral act of another person.

(f)	No Group Company is party to a Material Contract which:

(i)	is not on arm’s length terms;

(ii)	is a partnership, agency agreement, joint venture or consortium agreement or any agreement for sharing the income of the Group Company;

(iii)	involves payment by reference to fluctuations in the retail prices index or any other index;

(iv)	is a currency or interest rate swap agreement, asset swap, future rate or forward rate agreement;

(v)

involves the sale or disposal of any company or business in circumstances that the relevant Group Company remains subject to any liability (whether actual or contingent) which is not fully provided for in the Accounts; or

(vi)

so far as the Warrantors are aware, and save as expressed in any Material Contract, includes a right of termination for the contracting counterparty that could be triggered as a consequence of the Sellers’ entry into this Agreement.

14	Powers of attorney

There are no powers of attorney granted by any Group Company which are currently in force other than to the holder of an Encumbrance solely to facilitate its enforcement.

Schedule 5 : Business Warranties

15	Trading

(a)	So far as the Warrantors are aware, as a result of the acquisition of the Shares by the Buyer:

(i)	no Material Supplier of a Group Company will cease supplying it or may substantially reduce its level of supplies to it; and

(ii)	no Material Customer of a Group Company will cease to deal with it or may substantially reduce its existing level of business with it.

(b)	So far as the Warrantors are aware, the acquisition of the Shares by the Buyer will not:

(i)	result in any present or future indebtedness of any Group Company becoming due and payable or capable of being declared due and payable prior to its stated maturity; or

(ii)	entitle any person to receive from any Group Company any finder’s fee, brokerage or other commission that will not be paid immediately on Completion by the Sellers.

16	Compliance with laws

(a)	Since incorporation, each Group Company has, in all material respects, carried on its business in compliance with the laws and regulations of those countries where it operates.

(b)	So far as the Warrantors are aware, since incorporation, no Group Company has received any written notice relating to any breach of any laws and regulations of those countries where it operates.

17	Insurance

(a)	Details of the insurance policies taken out by the Group are set out at documents 09.01.01 to 09.01.16 of the Data Room and as regards each such policy:

(i)	no premium is outstanding; and

(ii)	so far as the Warrantors are aware, such polices are valid, in force and the Group has not received written notice from the insurers that any such policy is void or voidable.

(b)	Details of any outstanding claims and written notifications to the insurers where the amount claimed or anticipated exceeds £[***] are set out in the Data Room.

18	Licences

So far as the Warrantors are aware:

(a)	the Group has obtained all material licences, permits, consents and authorities required by Law that are necessary to carry on its business as it is currently carried on;

(b)	all such material licences, permits, consents and authorities are valid and subsisting; and

Schedule 5 : Business Warranties

(c)	the Group has not received any written notice alleging material breach of any such licences, permits, consents and authorities or advising that it will not be renewed or revoked.

19	Litigation and disputes

(a)

No Group Company is engaged in litigation or arbitration proceedings as claimant or defendant (other than debt recovery by the relevant Group Company (as claimant) in the ordinary course of trading) (“Legal Proceedings”).

(b)	So far as the Warrantors are aware:

(i)	there are no such Legal Proceedings are pending; and

(ii)	no written notice which remains current has been received by the Group threatening any such Legal Proceedings against the Group.

(c)

The Group is not subject to any order or judgment given by any court, arbitrator, tribunal, regulator or governmental agency which is still in force and has not given any undertaking to any court, arbitrator, or tribunal, regulator or governmental agency or any third party arising out of any Legal Proceedings.

20	Insolvency

(a)

No order has been made, petition presented or resolution passed for the winding-up or provisional winding-up of any Group Company (or any analogous event in any jurisdiction outside of England and Wales).

(b)	No distress, execution or other process has been levied in respect of any Group Company which remains undischarged.

(c)	No receiver or administrative receiver (or any analogous person in any jurisdiction outside of England and Wales) has been appointed over part or all of any assets of any Group Company.

(d)

No Group Company is the subject of an application to a court for an administration order (or any analogous order in any jurisdiction outside of England and Wales) nor has an administrator been appointed over it.

(e)	No Group Company has made or offered to make any voluntary arrangement or composition with its creditors (or any analogous arrangement in any jurisdiction outside of England and Wales).

(f)	There is no unfulfilled or unsatisfied court judgment or order outstanding against any Group Company.

21	Data protection

(a)	Each Group Company has at all times complied in all material respects with its obligations under Data Protection Laws.

(b)

Each Group Company has at all times complied in all material respects with all applicable notification or registration obligations under Data Protection Laws, including the payment of any requisite fees or charges.

Schedule 5 : Business Warranties

(c)	Each Group Company has, so far as the Warrantors are aware, maintained records of all their personal data processing activities as required by the Data Protection Laws.

(d)	Each Group Company has, so far as the Warrantors are aware, carried out and maintained records of all data protection impact assessments required by the Data Protection Laws.

(e)

Each Group Company has implemented appropriate technical and organisational measures, including data protection policies to protect against unauthorised or unlawful processing of, and against accidental loss, destruction or damage to personal data and to ensure material compliance with Data Protection Laws.

(f)

Each Group Company has, so far as the Warrantors are aware, a binding contract in place with, each processor processing personal data on its behalf, in each case in accordance in all material respects with the requirements of Data Protection Laws.

(g)

If a Group Company acts as processor on behalf of a third party, it has, so far as the Warrantors are aware, a binding contract in place with the relevant third party in accordance in all material respects with the requirements of Data Protection Laws.

(h)	All transfers of personal data outside of the UK and/or EEA by any Group Company have, so far as the Warrantors are aware, been carried out in material compliance with Data Protection Laws.

(i)	Each Group Company has, so far as the Warrantors are aware:

(i)

complied with all rights requests it has received in accordance with its obligations under Data Protection Laws, and no rights requests are outstanding. For the purposes of this warranty a rights request means a request made by a data subject pursuant to their rights under Data Protection Laws;

(ii)	complied with its obligations under Data Protection Laws in respect of providing fair processing notices to all data subjects of the personal data it processes; and

(iii)	complied with the terms of each contract with customers of the Group under which any Group Company processes personal data for or on behalf of that customer.

(j)

So far as the Warrantors are aware, no Group Company nor any personnel working on behalf of any Group Company has access to (whether by remote access or otherwise) or processes any personal data comprising special category data and/or criminal conviction data on behalf of any customer of a Group Company.

(k)	No Group Company:

(i)

has, so far as the Warrantors are aware, received any notice, order, complaint, claim, allegation or communication relating to any breach or alleged breach of Data Protection Laws (including any information or enforcement notice from the UK Information Commissioner’s Office, or any equivalent or similar notice); or

(ii)	is, so far as the Warrantors are aware, subject to any actual or threatened investigation, enforcement or legal proceedings relating to any breach or alleged breach of Data Protection Laws; or

Schedule 5 : Business Warranties

(iii)

has, so far as the Warrantors are aware, received any notice, order, complaint, claim, allegation or communication relating to any breach or alleged breach of the terms of any contract with a customer of the Group under which any Group Company processes personal data for or on behalf of that customer, since 8 July 2021 and, so far as the Warrantors are aware, there are no circumstances which may give rise to any of the matters referred to in paragraphs 21(k)(i) to (iii).

(l)

No Group Company has, so far as the Warrantors are aware, suffered a personal data breach since 8 July 2021 and, so far as the Warrantors are aware, no processor processing personal data on behalf of a Group Company has suffered a personal data breach with respect to that personal data in the 18 months preceding the date of this Agreement.

(m)

Each Group Company has, so far as the Warrantors are aware, conducted its direct marketing in accordance with the material requirements of Data Protection Laws including obtaining consent (which complies in all material respects with the consent standard set out in Data Protection Laws) where required.

(n)

Each Group Company maintains a list of all data subjects who have opted-out of or withdrawn their consent to the use of their personal data for the purposes of direct marketing and, so far as the Warrantors are aware, no Group Company has sent direct marketing communications to any data subject that has opted-out or withdrawn their consent to receive such communications.

22	Grants and subsidies

The Group has not in the last 12 months received any grant or subsidy from a government department or agency or any other local authority and, so far as the Warrantors are aware, the execution of this Agreement will not result in the Group losing the benefit of any grant or subsidy which it currently receives.

23	Borrowings

(a)	Details of all overdrafts, loans, invoice discounting, hedging or factoring or other financial facilities utilised by the Group are contained at document 02.09.01 of the Data Room.

(b)	There are no debts owing to any Group Company other than trade debts incurred in the normal course of its business.

(c)	There is no registered security over the assets or undertaking of the Group.

(d)	No event has occurred and the Group has not received written notice of an event of default which:

(i)	gives rise to an obligation to repay any borrowing or indebtedness in the nature of borrowing; or

(ii)	causes any security for any borrowing or indebtedness in the nature of borrowing to be enforceable.

Schedule 5 : Business Warranties

24	Loans

Details of all sums lent or agreed to be lent by the Group and which has not been repaid to it (other than normal trade credit) have been included at document 02.09.07 of the Data Room.

25	Employees

(a)	Anonymised particulars of the following terms of each Employee’s contract of employment have been included at folders 08.02, 08.03, 08.04 and 08.07 of the Data Room:

(i)	their current remuneration (including any benefits, profit sharing, share-based incentive, bonus, or other performance related remuneration);

(ii)	the commencement date of their continuous employment;

(iii)	the notice of termination required to be given by the employer or, if a fixed term, the expiry date of the fixed term; and

(iv)	the Employee’s date of birth.

(b)	Anonymised details of all Employees who are on secondment, maternity, paternity, adoption or other leave or who are absent due to ill-health have been included at document 08.08.01 of the Data Room.

(c)

Save in respect of the contract of employment and/or service contained in the Data Room at document 08.03.07.01, all Employees have entered into contracts of employment and/or service on materially similar terms as the Group’s standard form contract of employment contained at the Data Room at document 08.03.02.

(d)	No notice to terminate the contract of employment of any Employee whose salary exceeds £[***] per annum (whether given by the Group Company or by the Employee) is outstanding.

(e)

Save to the extent (if any) that provision or allowance has been made in the Accounts, there are no negotiations for any increase in the remuneration or benefits of an officer or Employee of a Group Company which have been finalised since the Accounts Date and which are to take effect after the date of this Agreement.

(f)	All consultants who engage or provide services to any Group Company are engaged under the standard consultancy agreements (which have been included in document 03.08 of the Data Room).

(g)

There is no existing service or other agreement or contract in force between any Group Company and any of its officers or Employees or Workers or consultants which are not terminable by the relevant Group Company without compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) on three months’ notice or less given at any time.

(h)	There are no agency or management services agreements in existence between any Group Company and any other person, firm or company.

(i)

No offer of employment for a position with a salary of £[***] or more per annum has been made by the Group that has not yet been accepted, or which has been accepted but where the employment has not yet started.

Schedule 5 : Business Warranties

(j)	There are no apprentices engaged or employed by any Group Company and no Group Company participates in any formal or informal apprenticeship scheme.

(k)	All contracts between any Group Company and its officers or Employees or Workers comply with any relevant requirements of section 188 of the Companies Act 2006.

Trade Union recognition

(l)	There are no agreements or arrangements between a Group Company and a trade union or other body representing employees.

Applicable law

(m)

So far as the Warrantors are aware, each Group Company has complied in all material respects with all obligations imposed on it by Law and by all regulations and codes of conduct and practice relating to its Employees and Workers and (so far as relevant) former employees and Workers and has maintained up to date, adequate and suitable records regarding the service, terms and conditions of employment of each of its Employees and Workers.

(n)

Each Group Company has complied with all and any obligations imposed on it under the Immigration Rules (and any associated regulations, codes of conduct and practices) in respect of any Employee or Worker who is employed by any Group Company and is working in the United Kingdom under a visa.

(o)	Each Group Company has complied with its obligations pursuant to the Working Time Regulations 1998.

(p)

So far as the Warrantors are aware, each Group Company has complied with the provisions of the Coronavirus Job Retention Scheme and the Job Support Scheme (as amended from time to time) including but not limited to claiming the correct amounts and paying the correct amounts to the Employees and has maintained accurate and adequate records to confirm such compliance.

(q)

Each Group Company has complied with its obligations under the National Minimum Wage Act 1998 (as amended) and the National Minimum Wage Regulations 2015 (as amended) in respect of all its Employees and Workers.

(r)

Other than salary or payment under any invoice for the current month, accrued holiday pay and business expenses incurred within a period of three months immediately preceding the date of this Agreement, no amount is owing to any present or former officer, Employee, Worker or consultant, including in respect of any outstanding or promised loans.

(s)

So far as the Warrantors are aware, all Employees and Workers have been afforded the right to paid holiday under regulations 13 and 13A of the WTR 1998, and have not been deterred or prevented from taking such holiday whether or not requested.

(t)

So far as the Warrantors are aware, in the two years preceding the date of this Agreement, in respect of each of the Employees and Workers, all holiday pay for periods of holiday taken under regulation 13 of the WTR 1998 has been calculated and paid in accordance with the Working Time Directive.

(u)	So far as the Warrantors are aware, no Group Company has incurred any liability for failure to provide information or to consult with any Employees or Workers under any Laws.

Schedule 5 : Business Warranties

Disputes and disciplinary matters

(v)

There is no outstanding employment claim against a Group Company by an employee, former employee, consultant or former consultant and, so far as the Warrantors are aware, there are no circumstances which may give rise to any such claim.

(w)

No Group Company nor any of its employees is involved in an existing or pending industrial dispute and, so far as the Warrantors are aware, there are no circumstances which may give rise to any such dispute.

(x)	No Employee has raised any grievance procedure within the last 12 months and there are no disciplinary proceedings pending in respect of any Employee.

Resignations

(y)	No senior executive of a member of a Group Company (being a person who is in receipt of remuneration in excess of £[***] per annum):

(i)	has given or received notice terminating their employment, except as expressly set out in this Agreement; or

(ii)	is entitled to terminate their employment as a result of the acquisition of the Shares by the Buyer pursuant to this Agreement.

Redundancies

(z)

In the 12 months’ period ending with the date of this Agreement, no Group Company has given notice of any redundancies to the Secretary of State or started consultations with any appropriate representatives under the provisions of part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 in respect of any Employees.

Transfer of undertakings

(aa)	No Group Company has, since (and not including) 8 July 2021:

(i)	been party to any relevant transfer as defined in TUPE; or

(ii)	failed to comply with any duty to inform and consult any trade union or Employees’ representatives under TUPE.

26	Pensions

(a)	Details of the Disclosed Schemes are set out in the Data Room at documents 08.04.01, 08.04.02 and 08.04.03.

(b)

The Disclosed Schemes are the only arrangements under which any Group Company has any legal obligation to provide or contribute towards pension, lump-sum, death, sickness, accident or disability benefits in respect of any of its officers or Employees (including former officers and former employees).

(c)	The Aegon group personal pension scheme is not an occupational pension scheme within the meaning of section 1 of the Pension Schemes Act 1993.

(d)	All benefits payable under the Aegon group personal pension scheme are money purchase benefits as defined in section 181 of the Pension Schemes Act 1993.

Schedule 5 : Business Warranties

(e)

The Disclosed Schemes comply and have at all times complied in all material respects with and have been administered in accordance with their governing documents and all applicable law, including all relevant statutes and subordinate legislation of the United Kingdom and all relevant provisions of the law of the European Union.

(f)	All contributions and premiums due from and in respect of members of the Disclosed Schemes have been paid within the prescribed period and by the relevant due dates.

(g)

Each Group Company complies with, and has always complied with, in all material respects its automatic enrolment obligations under the Pensions Act 2008 and associated legislation. No notice, fines, or other sanctions have been issued by the Pensions Regulator in respect of each Group Company’s compliance with the automatic enrolment legislation and, so far as the Warrantors are aware, there is no reason why such a notice, fine, or other sanction could be issued.

(h)

There are no claims, complaints or disputes that have been made or are pending or threatened in relation to the provision of (or failure to provide) pension, lump sum, death, sickness, accident or disability benefits by each Group Company in relation to any of its officers or Employees (including former officers and former employees) and, so far as the Warrantors are aware, there are no facts or circumstances likely to give rise to such claims or complaints.

(i)	All lump sum death benefits provided by each Group Company are fully insured with an insurer and, so far as the Warrantors are aware there is no reason why such insurance might be declared invalid.

(j)

No Group Company has ever unlawfully discriminated against, or in relation to, any of its officers or Employees (including former officers and former Employees) on any grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in relation to the provision of pension, lump sum, death, sickness, accident or disability benefits.

(k)

No Group Company employs, and has not previously employed, any person who has any rights in connection with an occupational pension scheme within the meaning of section 1 of the Pension Schemes Act 1993 which have become liabilities of any Group Company as a consequence of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or TUPE.

(l)

No Group Company is or has ever been, an employer in relation to a scheme, connected with an employer in relation to a scheme or an associate of an employer in relation to a scheme (all as referred to and defined by section 38 and/or section 43 of the Pensions Act 2004 and all regulations made under each of them).

27	Property

(a)	The Group does not own any real property.

(b)	The only real property used or occupied by the Group are the Premises.

(c)	Dragonfly Eye Pte. Ltd’s occupation of the Singapore Office and Dragonfly Eye LLC’s occupation of the Washington Office in each case is in material compliance with the relevant Office Agreement.

(d)	In relation to each of the Premises:

Schedule 5 : Business Warranties

(i)	no Group Company has received written notice from a landlord (or senior landlord) terminating the Group Company’s occupation of the Premises because it is unlawful; and

(ii)

the last instalment of the monthly fee payable under the Singapore Office Agreement and the monthly fee payable under the Washington Office Agreement was paid pursuant to the terms of the relevant Office Agreement.

28	Anti-corruption and financial crime prevention

(a)	No Group Company, nor any of its officers or (so far as the Warrantors are aware) employees (in respect of their engagement with a Group Company), is or has been:

(i)

engaged in any activity, practice or conduct that would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act, Proceeds of Crime Act 2002, Terrorism Act 2000 and the Money Laundering Regulations 2007 or any equivalent statutory law in any jurisdiction in which any Group Company operates; or

(ii)

the subject of any investigation, inquiry or enforcement proceedings in respect of, or been convicted of, any offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act, Proceeds of Crime Act 2002, Terrorism Act 2000 or the Money Laundering Regulations 2007.

(b)

Each Group Company has at all relevant times had in place appropriate procedures designed to ensure compliance by each Group Company and their respective officers or employees from undertaking any conduct that would constitute an offence by the relevant Group Company under section 7 of that Bribery Act 2010 (or would have done so if that Act had been in force at the relevant time) and each Group Company, officers, and (so far as the Warrantors are aware) employees, have complied with such procedures and the Warrantors are not aware of any breach of such procedures.

29	Health and Safety

(a)	Each Group Company’s business has at all times been conducted in compliance in all material respects with all applicable Health and Safety Laws.

(b)

So far as the Warrantors are aware, there are no outstanding events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or have been or are in existence in connection with the conduct of the Company’s business which are likely to give rise to liability under Health and Safety Laws.

(c)	At no time have the Warrantors received any written notice, claim or other communication alleging any contravention of or actual or potential liability under Health and Safety Laws.

(d)

Each Group Company has appointed relevant individuals to be responsible for compliance with Health and Safety Laws and has in place and documented appropriate management systems and training programmes to ensure compliance with Health and Safety Laws.

(e)	Each Group Company has employer liability insurance cover and public liability insurance cover as required by Law and holds copies of the relevant certificates of insurance.

Schedule 5 : Business Warranties

30	National Security and Investment Act 2021

(a)

None of the contracts the Group where a contracting counterparty involves any department or office or entities within the HM Government (UK Government Contracts) required any of the specific security requirements set out in the National Security and Investment Act 2021 (Notifiable Acquisition) (Specification of Qualifying Entities) Regulations 2021.

(b)

The Group does not carry on activities that comprise or include the research, development, production, creation or application of goods or services which are used or provided for defence or national security purposes under any UK Government Contracts.

(c)	The only services provided by the Group to pursuant to any UK Government Contract are subscriptions to the Group’s Security Intelligence and Analysis Service (SIAS).

(d)	Neither the SIAS nor any other component of any UK Government Contract involves or requires the Group to comply with any special security requirements.

31	Tax

(a)	The Group has paid all Tax which has fallen due.

Submission of Tax Returns

(b)

All notices, returns, reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information that have, or should have, been submitted by the Group to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or, on the basis of current circumstances, is reasonably likely to be, the subject of any dispute with any Tax Authority.

Payment of Tax

(c)

All Tax for which the Group has been, or is, liable to account has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred in relation to such Tax.

Tax Records

(d)

The Group maintains complete and accurate records, invoices and other information in relation to Tax (including, for the avoidance of doubt, VAT or similar turnover or gross sales tax) that meet all legal requirements and enable the tax liabilities of the Group to be calculated accurately in all respects.

Withholding Tax

(e)

All Tax deductible under any Tax statute has, so far as required to be deducted, been deducted from all payments made (or treated as made) by the Group. All amounts due to be paid to the relevant Tax Authority on or before the date of this agreement have been so paid.

Schedule 5 : Business Warranties

Concessions, Agreements and Arrangements with Tax Authorities

(f)

The Group has never entered into an arrangement with any Tax Authority (whether general or specific to the Group) which is not in full compliance with the relevant law which affects the amount of Tax chargeable on the Group or which purports to modify or provide exemption from any obligation to make or submit any computation, notice or return to any Tax Authority.

Secondary Tax Liabilities

(g)

The Group is not, nor is it reasonably likely to become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person.

(h)

No Group Company has provided any indemnity, guarantee or entered into any other similar arrangement in respect of any Tax liability of another person which remains outstanding as at the date of this Agreement.

Distributions

(i)

No distribution or deemed distribution has been made (or will be deemed to have been made) by the Group, except dividends shown in its statutory accounts, and the Group is not bound to make any such distribution.

Group Company Residence and Overseas Interests

(j)

Each Group Company has since its incorporation been resident for Tax purposes only in its jurisdiction of incorporation and has not at any time been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other tax purposes.

(k)	The Company is not subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that other jurisdiction.

Close Companies

(l)	Within the last six years:

(i)	no Group Company has made any transfers of value within section 94 of the Inheritance Tax Act 1984;

(ii)	no Group Company has done anything so as to give rise to an assessment or any charge to tax under Chapter 3 of Part 10 to the Corporation Tax Act 2010; and

(iii)	no Group Company has issued a relevant discounted security to which section 409 of Corporation Tax Act 2009 (Discounted securities of close companies) may apply.

Transfer Pricing

(m)

All transactions or arrangements made by the Group have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made, or is likely to be made, by any Tax Authority in connection with any such transactions or arrangements.

Schedule 5 : Business Warranties

Book Values

(n)

If each Group Company were to dispose of each of its assets (except trading stock and work in progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Accounts to a person not connected with it and by way of bargain at arm’s length, no liability to Tax would arise by reference to any actual or deemed profit or gain. No Group Company has acquired any such asset except by way of bargain at arm’s length and from an unconnected person.

(o)

If each Group Company were to dispose of each of its assets which qualifies for capital allowances, or disposed of any pool of such assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) for a consideration equal to their book value as shown in or adopted for the purpose of the Accounts, no balancing charge would arise in respect of any such asset or pool of assets under any legislation relating to capital allowances.

Anti-Avoidance

(p)	The Group has never entered into or been a party to any schemes or arrangements designed primarily for the purpose of it or any other person avoiding, reducing or limiting taxation.

(q)	The Group is not in contravention of any legal requirements to put in place procedures to prevent tax anti-avoidance or tax evasion.

(r)

The Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of the CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of the CFA 2017.

(s)

None of the Company or any of their associated persons (as defined in section 44(4) of the CFA 2017) is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 of the CFA 2017, and no such investigation, inquiry or enforcement proceedings have been threatened or are pending and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

Stamp Duties and Transfer Taxes

(t)

Any document that is necessary in proving the title of the Group to any asset which is owned by a transferring company at Completion is duly stamped for stamp duty purposes or has had the transfer or registration tax due in respect of it paid.

(u)	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or transfer or registration tax relief granted on or before Completion which will affect the Group.

VAT

(v)

To the extent to which it is required in respect of VAT, the Group has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, promptly submitted accurate returns, and maintained full and accurate VAT records, invoices and other requisite documents.

(w)	All VAT has been duly paid by the Group which is required to, or provision has been made in the Accounts for all amounts of VAT for which each Group Company is liable.

Schedule 5 : Business Warranties

Share Incentives

(x)	So far as the Warrantors are aware, share options granted by a Group Company are compliant in all material respects with Schedule 5 Income Tax (Earnings & Pensions) Act 2003 (“ITEPA 2003”).

(y)

Where any person has acquired shares or securities or interest in shares or securities relating to a Group Company and the right or opportunity to acquire the same is or was available by reason of an employment of that or any other person for the purposes of Part 7 ITEPA 2003:

(i)	the shares were not readily convertible assets as defined under s 702 ITEPA 2003 at the time of acquisition; and

(ii)	a valid election under s 431 ITEPA 2003 has been made.

Schedule 6 : Seller protection provisions

Schedule 6

Seller protection provisions

32	Caps on liability and claims threshold

(a)

Without prejudice to the limitations set out in paragraph 32(b), the maximum liability of each Seller under or in connection with the Transaction Documents in respect of all claims on any ground whatsoever shall not exceed the Seller’s Consideration actually received by that Seller and where a claim is made against more than one Seller, each Seller shall only be responsible for his/her/its pro rata share of that claim by reference to that Seller’s Proportion.

(b)	Subject to paragraph 32(a) and paragraph 32(c) the aggregate liability of all Sellers in connection with all Claims shall not exceed:

(i)	in respect of the Business Warranties, an amount equal to [***]% of the Consideration;

(ii)	in respect of the Tax Deed and the Business Warranties, an amount equal to [***]% of the Consideration;

(iii)	in respect of the Fundamental Warranties, an amount equal to [***]% of the Consideration; and

(iv)	in respect of Clause 8.4 shall not exceed £[***].

(c)

Subject to paragraphs 32(a) and 32(b), no Warrantor shall be liable (and therefore no Seller shall contribute towards any liability pursuant to Clause 17.2) in respect of a Business Warranty claim (excluding, for the avoidance of doubt, any claim in respect of the Fundamental Warranties or the Tax Deed) unless:

(i)

the liability of a Warrantor in respect of that Business Warranty claim (together with all other Business Warranty claims arising out of or related to the same or a similar subject matter or circumstances) exceeds £[***]; and

(ii)

the aggregate liability of the Warrantors in respect of all Business Warranty claims (excluding any for which liability is excluded under paragraph 32(c)(i)) exceeds £[***], in which case the Warrantors shall be liable for the whole amount of the Business Warranty claim, and not merely the excess.

33	Time limits and notice of claims

(a)	No claim shall be brought against any Seller unless written notice of it is given to the Sellers’ Representative by the Buyer before the Expiry Date.

(b)

Any notice of a Claim must specify (to the extent known and reasonably practicable at the time such notice is given) in reasonable detail the facts which gives rise to the Claim, the grounds for the Claim, including details of any warranty which it is claimed has been breached and how, and the amount of the Claim and how it has been calculated, provided that a failure to comply with this paragraph 33(a) shall not invalidate the service of any notice made in accordance with paragraph 33(a) above or the ability by the Buyer, generally, to pursue such Claim.

Schedule 6 : Seller protection provisions

34	Proceedings

No Seller shall have any liability for any Claim (that has not been previously satisfied or settled and other than a Tax Claim or a Claim in respect of the Fundamental Warranties) unless the Buyer issues and serves legal proceedings in a court of competent jurisdiction in respect of the Claim on or before nine months from the date on which the Buyer notified the Sellers’ Representative in writing of the Claim (or in the case of any Claim to which paragraph 39 (Contingent or non-quantifiable claims ) applies, the date that is six months after the date on which such claim becomes an actual liability).

35	Recovery from third parties

(a)

No Seller shall have any liability in respect of a Claim (other than a Tax Claim or a Claim for breach of a Fundamental Warranty), to the extent that the Buyer or any of its Associates has a right to make a recovery or claim an indemnity in respect of any loss or damage arising out of the subject matter of the claim under the terms of any insurance policy.

(b)

If any sum is paid by or on behalf of a Seller to the Buyer or any of its Associates in satisfaction of a Claim (other than a Tax Claim or a Claim for breach of a Fundamental Warranty), and the Buyer or any of its Associates has or subsequently receives any sum from any third party (including under any policy of insurance in respect of the same loss, then either:

(i)	that Seller’s liability in relation to such claim shall be reduced by the amount recovered in respect of the Losses giving rise to such claim (Recovered Amount); or

(ii)

if any sum has already been paid by or on behalf of the Seller in satisfaction of such claim, the Buyer shall pay to the Seller, on or before the date falling five Business Days after the date on which the amount recovered in respect of the claim is received, an amount equal to the lower of: i) any amounts paid by the Seller to the Buyer in respect of the Losses giving rise to such claim; and ii) and the Recovered Amount, in each case less the Buyer’s reasonable and proper costs and expenses incurred in respect of the Recovered Amount together with any Tax incurred by the Buyer in respect of such Recovered Amount.

36	Mitigation

The Buyer shall use its commercially reasonable efforts to mitigate damages in respect of any Claim (other than in respect of a claim under the Tax Deed).

37	Remedy by the Sellers

To the extent that the subject matter of a Claim (other than a claim under the Tax Deed) is capable of remedy, the Buyer shall only be entitled to make a claim if not so remedied within 30 Business Days after the date of receipt of the applicable notice under paragraph 33(a).

38	No double recovery

The Buyer shall not be entitled to seek recovery from any Seller more than once in respect of the same damage or loss suffered.

Schedule 6 : Seller protection provisions

39	Contingent or non-quantifiable claims

If any claim arises by reason of some liability which is contingent or otherwise not capable of quantification, then notice of that claim must be made in accordance with paragraph 33 (Time limits and notice of claims ) but no payment shall be due from any Seller in respect of it until the liability has been quantified and actual loss has been suffered by the Buyer as a consequence of the subject matter of the claim.

40	Subsequent events

(a)

No Seller shall have any liability in respect of a Claim (other than a Tax Claim, for which the provisions of clause 3.1 of the Tax Deed shall apply) to the extent that it occurs or is increased as a result of:

(i)	any legislation or regulation not in force or effect at the date of this Agreement, including any legislation or regulation taking effect retrospectively;

(ii)

changes after Completion in the accounting policies, principles, methods, practices or bases adopted by or applied in relation to the Company or any Group Company, other than to the extent required to rectify accounting policies, principles, methods, practices or bases adopted by or applied in relation to the Company or any Group Company prior to Completion; or

(iii)	a breach of any Transaction Document by the Buyer or any of its Associates.

41	Fraud

Nothing in this Agreement limits the liability of any Seller in respect of its own fraud or wilful misconduct in its dealings with the Buyer.

42	Disclosures

No Seller shall have any liability in respect of any Claim in respect of a Business Warranty to the extent Disclosed.

43	Provisions

No Seller shall be liable for any claim if and to the extent that any provision for the matter giving rise to the claim to which it relates has been specifically provided for in the Completion Statement.

44	Buyer’s knowledge

The Buyer confirms that it does not have Actual Knowledge of any facts, matters or circumstances that entitles it or would reasonably be expected to entitle it to make a claim for breach of any Business Warranty.

Schedule 7 : Completion Statement

Schedule 7

Completion Statement

Part 1

Preparation of the Completion Statement

45

The Buyer shall prepare and deliver a draft of the Completion Statement to Sellers’ Representative within 90 days after Completion. The Completion Statement shall be drawn up in accordance with the provisions set out in this Schedule 7 (Completion Statement ). The Buyer shall provide, and shall procure that each of the Buyer’s professional advisers, accountants and the Group provide, all assistance and access to records and personnel as the Sellers or any of their professional advisers or accountants may reasonably request in the preparation of the Completion Statement.

46

The Sellers’ Representative may, within 25 Business Days following the delivery of the draft Completion Statement, deliver to the Buyer a report setting out the details of any items in the draft that the Sellers dispute, specifying, to the extent it is reasonably able to do so, any adjustments which in the Sellers’ opinion should be made and providing supporting evidence for them; if the Sellers’ Representative does so, all other items in the draft shall be deemed to be agreed. If the Sellers’ Representative does not provide a report with the 25 Business Day period referred to in this paragraph 46, the draft Completion Statement shall be deemed to be agreed.

47

Each of the Buyer and the Sellers’ Representative shall use their reasonable endeavours to reach agreement as to the adjustment (if any) required to be made in connection with any matter of disagreement notified in accordance with paragraph 46, but if any such matter remains in dispute ten Business Days after notification, the dispute shall at the request of the Buyer or the Sellers’ Representative be referred for final determination to the Accountants.

48

Upon the draft Completion Statement being agreed (or being deemed to be agreed) by the Buyer and the Sellers’ Representative or being determined by the Accountants that statement as so agreed (or deemed to be agreed) or determined shall be the Completion Statement for the purposes of this Agreement and shall be final and binding on the parties and the amount of Net Debt and Working Capital shall be as stated on that statement.

Part 2

Contents of the Completion Statement

49	General

(a)	The Completion Statement shall comprise statements of:

(i)	the Net Debt (the “Net Debt Statement”); and

(ii)	the Working Capital (the “Working Capital Statement”).

(b)	The Completion Statement shall be prepared:

(i)	as at the close of business on the date of Completion;

(ii)	in accordance with the remaining provisions of this Schedule 7, Part 2 (Contents of the Completion Statement); and

Schedule 7 : Completion Statement

(iii)	in the form of the pro forma Completion Statement included in Schedule 7, Part 3 (Pro forma Completion Statement ).

(c)

The Completion Statement shall be prepared in accordance with the following accounting policies and estimation techniques, with the first applicable policy provided for below applying in precedence to any policy which follows it:

(i)	those set out below in paragraph 50 (Net Debt Statement ) (as regards the Net Debt Statement) and paragraph 51 (Working Capital Statement ) (as regards the Working Capital Statement);

(ii)

those adopted in the preparation of the Accounts if and to the extent that they were applied correctly and comply with Relevant Accounting Standards as at the date of preparation of the Completion Statement;

(iii)

in line with the accounting practices adopted by the Company. The Company’s financial statements have been historically prepared in accordance with FRS 102 Section 1A Small Entities “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (“FRS 102 1A”) and the requirements of the Companies Act 2006, and under the historical cost convention;

(iv)

in Pounds sterling (£), which is also the Company’s functional currency. Transactions in foreign currencies are translated into sterling at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into Pounds sterling at the rate of exchange ruling at the balance sheet date. Exchange differences are taken into account in arriving at the operating result; and

(v)	Relevant Accounting Standards as at the date of Completion.

(d)	No account shall be taken of post balance sheet events or information becoming available after the delivery of the draft Completion Statement by the Sellers to the Buyer.

(e)

There shall be no double counting of any account balances in the Working Capital Statement and Net Debt Statement such that an account balance shall be only included once within either Working Capital or Net Debt.

(f)	There shall be no value attributed to the Unpaid Share Amount.

50	Net Debt Statement

The following provisions shall apply to the determination of Net Debt:

(a)	Net Debt is Debt less Cash.

(b)	Intercompany owed by the Group to TRAG in the amount of £[***] will be settled on Completion and will not be included in the Net Debt Statement.

(c)	Transaction bonuses of £[***] will be paid to employees post Completion and will not be included in the Net Debt Statement.

(d)	Transaction fees of £[***] detailed on the fee schedule of the Funds Flow will be paid at Completion and will not be included in the Net Debt Statement.

Schedule 7 : Completion Statement

(e)

Deferred transaction costs of (£[***]) related to prepaid transaction fees and detailed on the fee schedule of the Funds Flow will be considered settled at Completion and will not be included in the Net Debt Statement.

(f)

Cash will include amounts held by the Group in various banks and financial institutions and payment service providers including but not limited to [***]; irrespective of the currency of denomination of such assets. Conversion to British Pounds will be made as customary by the Group’s financial reporting procedures using the OandA website www.oanda.com capturing the relevant rates as at the date of preparation.

(g)	Tax asset will be assessed and reported in line with the Group’s historical financial reporting.

51	Working Capital Statement

The following provisions shall apply to the determination of Working Capital:

(a)	Working Capital is the current assets of the Group (excluding Cash) less the current liabilities of the Group (excluding Debt).

[***]

Schedule 7 : Completion Statement

Part 3

Pro forma Completion Statement

[***]

Schedule 8 : Earn-out

Schedule 8

Earn-out

52	Definitions

(a)	The following words and expressions shall have the following meanings in this Schedule 8 (Earn-out ):

“2023 Contribution Amount”	means an amount equal to (x) the Earn-out Revenue less the 2023 Threshold, multiplied by (y) the 2023 Contribution Ratio.

“2023 Contribution Ratio”	means an amount, rounded to six decimal places, equal to (x) £1,750,000, divided by ((y) £[***] less the 2023 Threshold).

“2023 Threshold”	means an amount equal to [***]% of worldwide revenue of the Earn-out Group as recognised and determined under U.S. GAAP for the period commencing on 1 January 2022 and ending on 31 December 2022 (inclusive).

“Accelerated Earn-out Consideration”	means: [***].

“Acceleration Date”	means the date on which an Acceleration Event occurs.

“Acceleration Event”	means [***]

“Change of Control Event”	means where all or substantially all of the assets of the Earn-out Business or 50% or more of the Shares (whether directly or indirectly) are sold to a third party purchaser during the Earn-out Period.

“Change of Control Earn-out Consideration”	means the Earn-out Consideration payable following a Change of Control Event and calculated in accordance with paragraph of this Schedule.

“Completion Date”	means the date of completion of a Change of Control Event.

“Earn-out Business”	means the businesses carried on by members of the Earn-out Group during the Earn-out Period.

“Earn-out Group”	means the Company and its subsidiary undertakings during the Earn-out Period.

“Earn-out Payment Date”	means a working day that is within five Business Days following the agreement or determination (as the case may be) of the Earn-out Statement in accordance with paragraph 54 (Earn-out Statement ) of this Schedule.

Schedule 8 : Earn-out

“Earn-out Period”	means the period commencing on 1 January 2023 and ending on 31 December 2023 (inclusive).

“Earn-out Revenue”	means the worldwide revenue of the Earn-out Group as recognised and determined under U.S. GAAP during the Earn-out Period.

“Earn-out Statement”	means in respect of the Earn-out Period, the statement setting out: (a) the Earn-out Revenue; and (b) the Earn-out Consideration (and the calculation thereof).

“Earn-out Stock”	means that number of Class A Common Stock in the capital of the Buyer calculated in accordance with paragraph 53(d).

“Insolvency Event”

means in relation to the Buyer, any of the following:

(a)   it becomes insolvent within the meaning of section 123 of the Insolvency Act 1986 (as amended from time to time), but excluding section 123(1)(a);

(b)   any distress or execution is levied upon a material part of its assets and not discharged within 15 Business Days;

(c)   a petition is presented and is not withdrawn or dismissed within 20 Business Days, a winding up order is made or a resolution is passed for the winding up of it otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction;

(d)   it is the subject of an application for the appointment of a provisional liquidator and such application is not dismissed within 5 Business Days or a provisional liquidator is appointed over it;

(e)   a notice of intention to appoint an administrator or a notice of appointment of an administrator is filed in respect of it, or an administration application or an administration order is made in respect of it or an administrator is otherwise appointed over it;

(f)   an administrative receiver or other receiver or manager is appointed over all or any of its assets or undertaking;

Schedule 8 : Earn-out

(g)   it or its board of directors proposes or enters into any composition or arrangement with or for the benefit of its creditors, provided, that none of the events described in Section 2 of any Promissory Note shall constitute an “Insolvency Event” for purposes of this clause (g);

(h)   the equivalent of any of the events as described above occurs in relation to it under the laws of any jurisdiction; or

(i)  it is dissolved or otherwise ceases to exist.

“Pro-Rated Target”	means (£[***] / 365) * c, where c = the number of full days from the start of the Earn-out Period to the Completion Date.

“VWAP”	means, for any date, the price determined as follows: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (or any successor thereto) (based on a trading day from 9.30am (New York City time) to 4.02pm (New York City time), or (b) if the Common Stock is not then listed or quoted on a Trading Market, the fair market value of a share of FiscalNote Common Stock as determined by an independent appraiser selected in good faith by the Sellers, the fees and expenses of which shall be paid by the Buyer.

“VWAP Price”	means the average VWAP for the 30 consecutive trading day period ending on the last trading day preceding 31 December 2023.

“Trading Market”	means the New York Stock Exchange, the Nasdaq Global Select Market or another similar national securities exchange on which FiscalNote Common Stock is then listed or traded.

53	Earn-out Consideration

(a)	Subject to paragraph 53(b) and paragraph 53(c) below, in the event the Earn-out Revenue:

(i)	is equal to or more than the 2023 Threshold but less than £[***], the Earn-out Consideration will be an amount equal to the aggregate of:

(A)	£1,750,000; plus

(B)	the 2023 Contribution Amount; or

Schedule 8 : Earn-out

(ii)	is equal to or more than £[***] million, the Earn-out Consideration will be an amount equal to £3,500,000.

(b)	If the Earn-out Revenue is less than the 2023 Threshold, no Earn-out Consideration shall be payable.

(c)	No Earn-out Consideration shall be payable to the Sellers in excess of £3,500,000 which shall be the maximum aggregate amount of Earn-out Consideration payable to the Sellers.

(d)

The Buyer will notify the Sellers’ Representative in writing of the Earn-out Payment Date and on that Earn-out Payment Date discharge its obligation to pay the Earn-out Consideration (at its absolute discretion) either:

(i)	in cash by electronic funds transfer (for same day value) to the Sellers’ Solicitor’s Account;

(ii)	by the issuance of Earn-out Stock,

or a combination thereof. For the purposes of this paragraph, each Earn-out Stock shall be valued at an amount equal to the VWAP Price.

(e)	The Earn-out Stock shall be credited as fully paid and issued on terms that they rank equally in all respects with the other shares of that class of the Buyer in issue at the date of allotment.

(f)

Each Seller’s share of the Earn-out Consideration is as stated in column (7) of Schedule 1 (Sellers’ details ) and the Earn-out Consideration shall be paid or issued (as applicable) in the same proportions as near as may be (fractional entitlements being disregarded and payable in cash to the Seller), save that if the Buyer reasonably believes that the issuance of the Earn-out Stock to one or more Sellers (“Non Stock-Eligible Sellers”) would cause the Buyer to be in breach of any applicable law or regulation then it may, without prejudice to the proportions applied to the issuance of Earn-out Stock and payment in cash (as applicable) of the Earn-out Consideration to all other Sellers, settle the Non Stock-Eligible Sellers’ entitlement to the Earn-out Consideration wholly in cash.

(g)	Each Seller who is to receive Earn-out Stock in satisfaction of their share of the Earn-out Consideration, severally:

(i)

acknowledges that the Earn-out Stock will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the accuracy of the FiscalNote Security Holders’ warranties as expressed in Schedule 4, Part 3 (FiscalNote Securities Warranties);

(ii)

acknowledges and agrees that the certificates (or book-entry shares) evidencing the FiscalNote Security, or any other securities issued in respect of such FiscalNote Security upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under applicable state securities laws):

Schedule 8 : Earn-out

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED OTHER THAN IN ACCORDANCE WITH REGULATION S UNDER THE SEURITIES ACT, UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

54	Earn-out Statement

(a)

The Buyer shall prepare and deliver a draft of the Earn-out Statement to the Sellers’ Representative within 50 Business Days after the end of the Earn-out Period. The draft Earn-out Statement shall be drawn up in accordance with the provisions set out in Schedule 8.

(b)

The Sellers’ Representative may, within 30 Business Days following the delivery of the draft Earn-out Statement, deliver to the Buyer a report setting out the details of any items in the draft that it disputes, specifying any adjustments which in its opinion should be made; if it does so, all other items in the draft shall be deemed to be agreed. If the Sellers’ Representative does not provide a report complying with the preceding provisions of this paragraph (b) the draft Earn-out Statement shall be deemed to be agreed.

(c)

Each of the Buyer and the Sellers’ Representative shall use their reasonable endeavours to reach agreement as to the adjustment (if any) required to be made in connection with any matter of disagreement notified in accordance with paragraph (b) above, but if any such matter remains in dispute ten Business Days after notification, the dispute shall at the request of the Buyer or the Sellers’ Representative be referred for final determination to the Accountants.

(d)

Upon the draft Earn-out Statement being agreed (or being deemed to be agreed) by the Buyer and the Sellers’ Representative or being determined by the Accountants that statement as so agreed (or deemed to be agreed) or determined shall be the Earn-out Statement for the purposes of this Agreement and shall be final and binding on the parties and the amount of the Earn-out Consideration shall be as stated on that statement.

55	Acceleration of Earn-out

[***]

56	Conduct during the Earn-out Period

[***]

Schedule 9 : Appointment of Accountants

Schedule 9

Appointment of Accountants

The following provisions shall apply to the appointment of the Accountants in respect of the determination of the Completion Statement and/or the Earn-out Statement, as the case may be:

(a)	the Buyer and the Sellers shall co-operate in good faith to do everything reasonably necessary to procure the appointment of the Accountants and to facilitate their determination;

(b)

the Accountants shall be appointed by agreement in writing between the Sellers’ Representative and the Buyer or, failing agreement within five Business Days of such request, nominated by the president of the Institute of Chartered Accountants in England and Wales upon their joint application (or, failing that, by court order), in which case the fee payable for the nomination shall be borne equally, by the Buyer on one hand and by the Sellers in accordance with each Seller’s Proportion on the other hand;

(c)

the Buyer and the Sellers’ Representative shall each prepare a written statement of, and confined to, the matters in dispute and submit it, together with any supporting documents, to the Accountants promptly and in any event within 20 Business Days of the Accountants’ appointment;

(d)

the Accountants’ terms of reference shall be to determine what adjustments (if any) are in their opinion required to be made to the Completion Statement and/or the Earn-out Statement (as the case may be) in relation to the matters in dispute (as notified to them in accordance with paragraph 56(c) above);

(e)

the Buyer and the Sellers shall each provide the Accountants with any further information which they reasonably request and the Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information;

(f)

the Accountants shall be requested to make their determination as soon as reasonably practicable and in any event within 20 Business Days of their receipt of the parties’ written statements (pursuant to paragraph 56(c) above);

(g)	the Accountants shall act as experts and not arbitrators and their determination shall (in the absence of manifest error) be final and binding; and

(h)

the Accountants’ costs shall be borne equally by the Buyer on one hand and by each of the Sellers in accordance with each Seller’s Proportion on the other hand, unless the Accountants consider it is fair and reasonable to apportion the costs otherwise and so direct.

Schedule 10 : Buyer warranties

Schedule 10

Buyer warranties

(i)	Buyer capacity and consents

(i)	It is a company that is in good standing, duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation.

(ii)

It has the right, power and authority to execute and deliver each of the Transaction Documents to which it is party and to exercise its rights and fully perform its obligations under them in accordance with their terms.

(iii)	It does not require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under the Transaction Documents.

(iv)

The execution and delivery of, and the exercise by it of its rights and performance of its obligations under the Transaction Documents will not contravene or conflict with, or constitute a breach or give rise to a default under any applicable laws or regulations or any order, decree or judgement or other obligation binding on it (including any provision of its constitutional documents) which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

(v)

No action or steps have been taken by, or legal proceedings started or threatened against it for its winding up or dissolution, or for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of or over any of its revenues or assets.

(vi)

It is not a party to any litigation, arbitration or administrative proceedings nor is it the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending and which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

(vii)	It is entering into this Agreement as principal and not as agent.

(viii)	Neither the Buyer, nor any of its Associates, nor any of their respective directors or officers nor, so far as the Buyer is aware, any of their respective employees, agents or representatives is:

(A)	a target of economic sanctions administered by the United States, United Kingdom, European Union, or United Nations; or

(B)	organised, located, or resident in Cuba, Crimea, Iran, North Korea, Syria, Russia or Belarus.

(ix)

So far as the Buyer is aware, no portion of any monies or funds to be transferred to the Seller pursuant to this Agreement has been derived (whether directly or indirectly) from bribery or corruption, money laundering, fraud, other illegal activities, or from a person described in paragraph 56(i)(viii)(A) or paragraph 56(i)(viii)(B).

Schedule 10 : Buyer warranties

(j)	Securities warranties and undertakings

(i)	The Buyer is not, and following the completion of the purchase of the Shares will not be, required to register as an investment company under the US Investment Company Act of 1940, as amended.

(ii)

Neither the Buyer nor any of its affiliates (as defined in Regulation D under the Securities Act) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) in connection with the offering of the FiscalNote Securities and such parties have complied and will comply with the offering restrictions requirement of Regulation S in connection with the offer and sale of the FiscalNote Securities to the Foreign Security Holders.

(iii)

The Buyer has (i) filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the date of sale of the Promissory Notes (or for such shorter period that the issuer was required to file such reports), other than Current Reports on Form 8-K, (ii) submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T promulgated under the Securities Act, during the 12 months preceding the date of sale of the Promissory Notes (or for such shorter period that the issuer was required to submit such files), and (iii) no current reason to reasonably believe that it will not continue to make such filings under Section 13 or 15(d) of the Exchange Act, and electronic submissions after the date hereof through to the one year anniversary of this Agreement.

(iv)

Neither the Buyer nor any of its affiliates or any person acting on its or their behalf has made, or will make, offers or sales of the FiscalNote Securities by means of any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act in connection with the offer and sale of the FiscalNote Securities.

(v)

Assuming accuracy of the warranties given by the FiscalNote Security Holders set forth in Schedule 4, Part 3 (FiscalNote Securities Warranties ), and compliance by the FiscalNote Security Holders of the undertakings set out in Clause 17.10, the offer and sale of the FiscalNote Securities, the issuance of the FiscalNote Common Stock upon any conversion of the Promissory Notes and any FiscalNote Common Stock issued as part of the Earn-out Consideration will not require registration under the Securities Act.

(vi)

The Buyer undertakes to provide all reasonably requested assistance to the FiscalNote Security Holders to enable them to transfer any Completion Stock or Earn-out Stock held by them pursuant to Rule 144 of the Securities Act, which assistance shall include, without limitation, providing a legal opinion of the Buyer’s securities counsel that such securities may be transferred without restriction. Any FiscalNote Common Stock to be issued pursuant to the Promissory Note shall be issued in accordance with the terms thereof.

Schedule 11 : Option Holders’ details

Schedule 11

Option Holders’ details

[***]

Schedule 12 : Partly-Paid Shareholders’ details

Schedule 12

Partly-Paid Shareholders’ details

[***]

Schedule 13 : TRAG Loan Shareholder’s details

Schedule 13

TRAG Loan Shareholder’s details

[***]

Schedule 14 : U.S. Non-Accredited Investors

Schedule 14

U.S. Non-Accredited Investors

[***]

Schedule 15 : EV-Equity Bridge

Schedule 15

EV-Equity Bridge

[***]